UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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VEREIT, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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VEREIT, INC.
2325 E. Camelback Road, Suite 1100
Phoenix, Arizona 85016
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, May 3, 2018
March 21, 2018
To the Stockholders of VEREIT, Inc.:
I am pleased to invite you to the 2018 Annual Meeting of Stockholders (“Annual Meeting”) of VEREIT, Inc., a Maryland corporation (the “Company”). The Annual Meeting will be held on Thursday, May 3, 2018 at the Company’s principal executive offices at 2325 E. Camelback Road, Ground Floor, Phoenix, Arizona 85016, commencing at 8:30 A.M. (local time). At the Annual Meeting, you will be asked to: (i) elect the eight director nominees described in the enclosed proxy statement to the Board of Directors; (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; (iii) adopt a non-binding advisory resolution approving the compensation of our named executive officers; and (iv) consider and act on such other matters as may properly come before the Annual Meeting and any adjournment thereof.
Our Board of Directors has fixed the close of business on March 9, 2018 as the record date. Only record holders of shares of our common stock, par value $0.01 per share, at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.
We make proxy materials available to our stockholders on the Internet. You can access proxy materials at http://www.proxyvote.com. You also may authorize your proxy via the Internet or by telephone by following the instructions on that website. In order to authorize your proxy via the Internet or by telephone, you must have the stockholder identification number that appears on the materials sent to you. If you received a Notice of Internet Availability of Proxy Materials, you also may request a paper or an e-mail copy of our proxy materials and a paper proxy card by following the instructions included therein.
Your vote is important.
By Order of the Board of Directors,
Lauren Goldberg,
Executive Vice President, General Counsel and Secretary
Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on May 3, 2018.

This proxy statement and our 2017 Annual Report to Stockholders are available at http://www.proxyvote.com

Whether or not you plan to attend the Annual Meeting, please carefully read the proxy statement and other proxy materials and complete a proxy for your shares as soon as possible. You may authorize your proxy via the Internet or by telephone by following the instructions on the website indicated in the materials you received in the mail. If you received a Notice of Internet Availability of Proxy Materials, you may also request a paper or an e-mail copy of our proxy materials and a paper proxy card at any time. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously have submitted your proxy. However, please note that if your shares are held of record by a bank, broker or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a “legal proxy” issued in your name from such bank, broker or other nominee.

VEREIT, INC.

VEREIT, INC.
2325 E. Camelback Road, Suite 1100
Phoenix, Arizona 85016
PROXY STATEMENT
The proxy, together with this proxy statement and our 2017 Annual Report, is solicited by and on behalf of the board of directors (the “Board of Directors” or the “Board”) of VEREIT, Inc., a Maryland corporation (the “Company”), for use at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement thereof. References in this proxy statement to “we,” “us,” “our” or like terms refer to the Company, and references in this proxy statement to “you” refer to the stockholders of the Company. This proxy statement and our 2017 Annual Report have either been mailed to you or been made available to you on the Internet. Mailing to our stockholders commenced on or about March 21, 2018.
CORPORATE HIGHLIGHTS
VEREIT, Inc. is a full-service real estate operating company that owns and manages one of the largest portfolios of single-tenant commercial properties in the U.S. The Company has a total asset book value of $14.7 billion including approximately 4,100 properties and 94.4 million square feet. The Company’s business model provides equity capital to creditworthy corporations in return for long-term leases on their properties.
The Company is a publicly traded Maryland corporation listed on the New York Stock Exchange. The mailing address of our principal executive offices is 2325 E. Camelback Road, Suite 1100, Phoenix, Arizona 85016.

INFORMATION ABOUT THE MEETING AND VOTING
What is the date of the Annual Meeting and where will it be held?
The Annual Meeting will be held on Thursday, May 3, 2018 at our principal executive offices at 2325 E. Camelback Road, Ground Floor, Phoenix, Arizona 85016, commencing at 8:30 A.M. (local time).
What will I be voting on at the Annual Meeting?
At the Annual Meeting, you will be asked to:

1.
elect the eight director nominees described in this proxy statement for a one-year term to serve until the next annual meeting of stockholders in 2019 and until their successors are duly elected and qualify;

2.	ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.	adopt a non-binding advisory resolution approving the compensation of our named executive officers described in this proxy statement; and

4.	consider and act on such matters as may properly come before the Annual Meeting and any adjournment thereof.
The Board of Directors does not know of any matters that may be considered at the Annual Meeting other than the matters set forth above.
Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?
As permitted by rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are making this proxy statement and our 2017 Annual Report available to our stockholders electronically via the Internet. On or about March 21, 2018, we began mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access this proxy statement and our 2017 Annual Report online, as well as instructions on how to vote. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the Notice instructs you on how to access and review all of the important information contained in this proxy statement and our 2017 Annual Report. The Notice also instructs you on how you may vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Our 2017 Annual Report is not part of the proxy solicitation material.
Who can vote at the Annual Meeting?
The record date for the Annual Meeting is March 9, 2018. Only holders of shares of our common stock, par value $0.01 per share, at the close of business on March 9, 2018 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of the record date, 970,766,804 shares of our common stock were issued and outstanding and entitled to vote at the Annual Meeting.
How many votes do I have?
Each share of common stock has one vote on each matter considered at the Annual Meeting or any adjournment or postponement thereof. The proxy card shows the number of shares of common stock you are entitled to vote.
How may I vote?
If you are a “registered owner” or “record holder” (i.e., you hold your shares in your own name as a holder of record with our transfer agent, Computershare Trust Company, N.A.) and you attend the Annual Meeting, you may vote in person at the Annual Meeting. If you are a “beneficial owner” because your bank, broker or similar organization is the holder of your shares (i.e., your shares are held in “street name”) and you wish to vote in person at the Annual Meeting, you will need to obtain a “legal proxy” from the bank, broker or other record holder. If you attend the Annual Meeting and you submit your vote in person, any previous votes that you submitted by mail or authorized via the Internet or by telephone will be superseded by the vote that you cast at the Annual Meeting. Further instructions for in-person voting can be obtained by calling us at (877) 405-2653.
Stockholders may submit their votes by mail (if they have received a hard copy set of documents) by completing, signing, dating and returning their proxy in the envelope enclosed with the mailing. Stockholders also have the following two options for authorizing a proxy to vote their shares:

•	via the Internet at http://www.proxyvote.com; or

•	by telephone to Broadridge Financial Solutions, Inc. For those who hold shares in their own name, by calling (800) 690-6903 and for shares held in “street name,” by calling (800) 454-8683.

For those stockholders with Internet access, we encourage you to authorize a proxy to vote your shares via the Internet, a convenient means of authorizing a proxy that also provides cost savings to us. In addition, when you authorize a proxy to vote your shares via the Internet or by telephone prior to the date of the Annual Meeting, your proxy authorization is recorded immediately and there is no risk that postal delays will cause your vote by proxy to arrive late and, therefore, not be counted. For further instructions on authorizing a proxy to vote your shares, see the proxy card.
If your shares are held in “street name,” you should instruct your bank, broker or other record holder how to vote your shares by following the voting instructions provided by such organization. If you do not give instructions to your bank, broker or record holder, such organization will be entitled to vote your shares on routine items, but will not be permitted to do so on non-routine items. Your bank, broker or record holder will have discretion to vote on Proposal 2 (ratification of auditors) without any instructions from you, but such organization will not have the ability to vote your uninstructed shares on Proposal 1 (election of directors) or Proposal 3 (advisory vote to approve executive officer compensation) on a discretionary basis. Accordingly, if you hold your shares in “street name” and you do not instruct your bank, broker or other record holder how to vote on these proposals, such organization cannot vote these shares and will report them as “broker non-votes,” meaning that no votes will be cast on your behalf for Proposals 1 and 3.
How will proxies be voted?
Shares represented by valid proxies will be voted at the Annual Meeting in accordance with the directions given. If you are a registered stockholder and submit a properly executed proxy but do not indicate any voting instructions, the shares will be voted “FOR” the (i) election of the director nominees named in this proxy statement, (ii) ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 and (iii) the adoption of a non-binding advisory resolution approving the compensation of our named executive officers described herein.

We are not currently aware of any other matters to be presented at the Annual Meeting other than those described in this proxy statement. If any other matters not described in this proxy statement are properly presented at the Annual Meeting, any proxies received by us will be voted in the discretion of the proxy holders.
How can I change my vote or revoke a proxy?
You have the unconditional right to revoke your proxy at any time prior to the voting thereof by (i) submitting a later-dated proxy via the Internet, by telephone or by mail to: Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, or (ii) by attending the Annual Meeting and voting in person. No written revocation of your proxy shall be effective, however, unless and until it is received at or prior to the Annual Meeting.
What vote is required to approve each item?
The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required for the election of each director nominee. For purposes of the election of directors, a majority of the votes cast means that the number of votes cast “for” a nominee for election as a director exceeds the number of votes cast “against” that nominee.
The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required for ratifying the appointment of Deloitte as the Company’s independent auditor for the fiscal year ending December 31, 2018.
The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required to adopt the non-binding advisory resolution approving the compensation of our named executive officers as described herein.
Abstentions and broker non-votes, if any, will have no effect on the outcome of these matters. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have or chooses not to exercise discretionary authority to vote the shares. None of the proposals, if approved, entitle stockholders to appraisal rights under Maryland law or the Company’s charter.
What constitutes a “quorum”?
The presence at the Annual Meeting, in-person or represented by proxy, of the holders of a majority of the shares of common stock outstanding on the record date, or 485,383,403 shares, will constitute a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining whether there is a quorum.
What happens if a quorum is not present at the Annual Meeting?
If a quorum is not present at the scheduled time of the Annual Meeting, the chairman of the meeting may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.
Will you incur expenses in soliciting proxies?
We are soliciting the proxy on behalf of the Board of Directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. We have retained Broadridge Financial Solutions, Inc., to aid in the mailing of proxy materials and tabulation and recording of votes. In addition, our directors, officers and other employees, without additional compensation, may participate in the solicitation of proxies.
We will request banks, brokers and other record holders to forward copies of the proxy materials to people on whose behalf they hold shares of common stock and to request authority for the exercise of proxies by the record holders on behalf of those people. In compliance with the regulations of the SEC, we will reimburse such banks, brokers and other record holders for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners of shares of our common stock.
As the date of the Annual Meeting approaches, certain stockholders may receive a telephone call if their votes have not yet been received. Proxies that are obtained telephonically will be recorded in accordance with the procedures described below. Authorization to permit the caller to execute proxies may be obtained by telephonic instructions from stockholders of the Company. The Board of Directors believes that these procedures are reasonably designed to ensure that both the identity of the stockholder casting the vote and the voting instructions of the stockholder are accurately determined.
In all cases where a telephonic proxy is solicited, the caller is required to ask for each stockholder’s full name and address, or the zip code or control number, and to confirm that the stockholder has either received the proxy materials in the mail or has been provided with the Notice. If the stockholder is a corporation or other entity, the caller is required to ask for the person’s title and confirmation that the person is authorized to direct the voting of the shares. If the information solicited from the stockholder agrees with the information available to the caller, then the caller has the responsibility to explain the process, read the proposals listed on the proxy card and ask for the stockholder’s instructions on the proposals. Although the caller is permitted to answer questions about the process, he or she is not permitted to recommend to the stockholder how to vote, other than to read any recommendation set forth in this proxy statement. The stockholder’s instructions will be recorded on the stockholder’s proxy card. Within 72 hours, the stockholder will be sent a letter or other written communication to confirm his or her vote and asking the stockholder to call us immediately if his or her instructions are not correctly reflected in the confirmation.
What does it mean if I receive more than one proxy card?
Some of your shares may be registered differently or held in a different account. You should authorize a proxy to vote the shares in each of your accounts via the Internet or by telephone or by mail. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares are voted. If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should call us at (877) 405-2653. Combining accounts reduces excess printing and mailing costs, resulting in cost savings that benefit you as a stockholder.
What if I receive only one set of proxy materials although there are multiple stockholders at my address?
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering to that address a single proxy statement to those stockholders. This process is referred to as “householding.” The rules benefit both you and us. It reduces the volume of duplicate information received at your household and helps reduce expenses.
Some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If a single copy of the proxy statement was delivered to your household and you wish to receive a separate copy of the proxy statement, please notify us and we will promptly provide you with such copy. Additionally, if, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You may notify us by calling us at (877) 405-2653 or by mailing a request to us at 2325 E. Camelback Road, Suite 1100, Phoenix, Arizona 85016, Attention: Investor Relations.
Who should I call for additional information about voting by proxy or authorizing a proxy by telephone or via the Internet to vote my shares?
Please call us at (877) 405-2653.
Can I access the Notice, Proxy Statement and the 2017 Annual Report on the Internet?
These materials are available on our website and can be accessed at http://www.proxyvote.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” (I) THE ELECTION OF THE DIRECTOR NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS IN 2019 AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFY, (II) THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018 AND (III) THE ADOPTION OF A NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DESCRIBED HEREIN.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board of Directors is responsible for monitoring and supervising the performance of our executive management team. Directors are elected annually by our stockholders, and there is no limit on the number of times a director may be elected to office. Each director serves until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal. The Company’s charter provides that the number of directors shall not be less than the minimum number required by the Maryland General Corporation Law nor more than fifteen; provided, however, that the number of directors may be changed from time to time by resolution adopted by the affirmative vote of a majority of the Board. The number of directors on the Board is currently fixed at eight.
Any director who fails to be elected by a majority vote shall offer his or her resignation to the Board, subject to acceptance. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will then act on our Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualifies. The director who offers his or her resignation will not participate in the Board’s decision regarding whether to accept or reject such director’s resignation.
The Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, proposes that the eight nominees listed below, all of whom are currently serving on our Board, be elected to serve as directors until the 2019 annual meeting of stockholders and until his or her successor is duly elected and qualifies. If a nominee becomes unavailable to serve as a director for any reason, the shares represented by any proxy will be voted for any substitute nominee, if any, who may be designated by the Board to replace that nominee. At this time, the Board of Directors does not know of any reason why any nominee would not be able to serve as a director.
The election of each director nominee requires the affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present. For purposes of the election of directors, a majority of the votes cast means that the number of votes cast “for” a nominee for election as a director exceeds the number of votes cast “against” that nominee.
Director Nominees and Business Experience
The matrix below represents some of the key skills that our Board has identified as particularly valuable to the effective oversight of the Company and the execution of our strategy. This matrix highlights the depth and breadth of skills of our current directors.

	Glenn J. Rufrano	Hugh R. Frater	David B. Henry	Mary Hogan Preusse	Richard Lieb	Mark S. Ordan	Eugene A. Pinover	Julie G. Richardson
Age	68	62	69	49	58	59	70	54
Gender	Male	Male	Male	Female	Male	Male	Male	Female
Director Since	2015	2015	2015	2017	2017	2015	2015	2015
Independent		✓	✓	✓	✓	✓	✓	✓
REIT / Real Estate	✓	✓	✓	✓	✓	✓	✓
Business Leadership	✓	✓	✓	✓	✓	✓	✓	✓
Public Company Executive	✓		✓		✓	✓
Public Company Director	✓	✓	✓	✓	✓	✓		✓
Capital Markets	✓	✓	✓	✓	✓	✓	✓	✓
Accounting / Finance	✓	✓	✓	✓	✓	✓		✓
Legal							✓

	Glenn J. Rufrano	Hugh R. Frater	David B. Henry	Mary Hogan Preusse	Richard Lieb	Mark S. Ordan	Eugene A. Pinover	Julie G. Richardson
Risk Oversight	✓	✓	✓	✓		✓
Real Estate Securities Investment	✓			✓			✓
Set forth below are the names, ages, biographical information and positions each of the nominees holds with the Company as of the date of this proxy statement.

Glenn J. Rufrano
Age:	68
CEO and Director Since:	April 2015
Positions:	Chief Executive Officer and Director
Committee(s):	None
Biography:

Prior to joining the Company, Mr. Rufrano served as Chairman and Chief Executive Officer of O’Connor Capital Partners, a privately-owned, independent real estate investment, development and management firm that he co-founded, from November 2013 through March 2015. He also served as a director for Columbia Property Trust, Inc., a publicly traded commercial real estate REIT, from January 2015 until March 2015. Previously, Mr. Rufrano was President and Chief Executive Officer of Cushman & Wakefield, Inc., a privately-held commercial property and real estate services company, and a member of its Board of Directors from March 2010 to June 2013. From January 2008 through February 2010, he served as Chief Executive Officer of Centro Properties Group, an Australian-based shopping center company, and from April 2007 through January 2008, Mr. Rufrano served as Chief Executive Officer of Centro Properties Group U.S. From 2000 until its acquisition by Centro Properties Group in April 2007, he served as Chief Executive Officer and director of New Plan Excel Realty Trust, a commercial retail REIT. He presently serves on the Board of New York University’s Real Estate Institute and the National Association of Real Estate Investment Trusts (“Nareit”) Advisory Board of Governors. Since June 2015, Mr. Rufrano has also served on the Boards of Directors of the following non-listed REITs: Cole Credit Property Trust V, Inc. (“CCPT V”), Cole Real Estate Income Strategy (Daily NAV), Inc. (“INAV”), Cole Office & Industrial REIT (CCIT II), Inc., and Cole Office & Industrial REIT (CCIT III), Inc. (“CCIT III”). From June 2016 until February 2018, Mr. Rufrano served on the Board of Directors of Cole Credit Property Trust IV, Inc. (“CCPT IV” and collectively with CCPT V, INAV, CCIT II and CCIT III, the “Cole REITs”).  Mr. Rufrano served on the Board of Directors of the Cole REITs as they were sponsored and externally managed by the Company and it comprised part of his duties as Chief Executive Officer of the Company. On February 1, 2018, the Company sold its investment management business, Cole Capital, to an affiliate of CIM Group, LLC.  In connection with the closing of the transaction, Mr. Rufrano resigned as a director of CCPT IV and agreed to remain as a director of the other Cole REITs until no later than the 2019 annual shareholder meeting for each respective REIT.

Education:
Mr. Rufrano received his Bachelor’s Degree in Business Administration from Rutgers University and his Masters of Science degree in Management and Real Estate from Florida International University.
Current Public Company Directorships:
Mr. Rufrano has served as a director of Ventas, Inc., a publicly traded senior housing and healthcare real estate investment trust (“REIT”), since June 2010.
Skills and Qualifications:

We believe Mr. Rufrano’s extensive experience in the real estate industry, his tenure on various REIT boards and his wide-ranging leadership experience make him well qualified to serve on our Board of Directors.

Hugh R. Frater
Age:	62
Director Since:	April 2015
Positions:	Non-Executive Chairman of the Board of Directors (Independent Director)
Committee(s):	None
Biography:

Mr. Frater previously served on the Board’s Audit Committee and Nominating and Corporate Governance Committee from April 2015 to September 2015. From April 2014 until his retirement in December 2015, Mr. Frater served as Chairman of Berkadia Commercial Mortgage LLC (“Berkadia”), an industry-leading commercial real estate company that is owned 50% by Berkshire Hathaway Inc. and 50% by Leucadia National Corporation, which provides comprehensive capital solutions and investment sales advisory and research services for multifamily and commercial properties. Mr. Frater formerly served as Berkadia’s Chief Executive Officer from August 2010 until April 2014. From November 2007 until June 2010, Mr. Frater was the Chief Operating Officer at Good Energies, Inc. and from February 2004 until May 2007, Mr. Frater was Executive Vice President at PNC Financial Services, where he led the real estate division. From August 1988 until February 2004, he was a Founding Partner and Managing Director of BlackRock, Inc., the largest global investment manager, where he also led the real estate practice. Mr. Frater has served on the Board of Directors of the Federal National Mortgage Association (Fannie Mae) since January 2016, serving on the risk and audit committees. He has also served on the Real Estate Advisory Board at the Columbia University Graduate School of Business since 2004 and on its Board of Overseers since 2015.

Education:
Mr. Frater has a Master of Business Administration from the Columbia University Graduate School of Business and has a Bachelor’s Degree from Dartmouth College.
Skills and Qualifications:

We believe that Mr. Frater’s long-standing real estate and policy and government relations experience, in addition to his finance and business operations background, make him well qualified to serve on our Board of Directors.

David B. Henry
Age:	69
Director Since:	September 2015
Positions:	Independent Director
Committee(s):	Nominating and Corporate Governance Committee (Chair)
Audit Committee
Biography:

Mr. Henry served as Chief Executive Officer of Kimco Realty Corporation (“Kimco”), a publicly traded REIT, from December 2009 to January 2016 and Vice Chairman of Kimco from May 2001 to January 2016. Before joining Kimco in April 2001, Mr. Henry served in various capacities at GE Capital Real Estate (“GE”) from 1978 to 2001, including as GE’s Senior Vice President and Chief Investment Officer from 1998 to 2001. Mr. Henry also served as Chairman of GE’s Investment Committee and as a member of its Credit Committee. Prior to joining GE, Mr. Henry served as Vice President for Republic Mortgage Investors, a mortgage REIT, from 1973 to 1978. Mr. Henry has served on the Board of Directors of Fairfield County Bank, a private Connecticut mutual savings bank, since July 2010 and on the Board of Directors of Starwood Real Estate Income Trust, Inc., a non-listed REIT, since January 2018. Mr. Henry is a former trustee of the International Council of Shopping Centers (“ICSC”) and served as its Chairman from 2011 to 2012. Mr. Henry served as the Vice-Chairman of the Board of Governors of Nareit, ending his term on December 31, 2015, and serves on the real estate advisory boards of New York University and Baruch College. Mr. Henry is also the co-founder and chairman of Peaceable Street Capital, an equity lender for income producing commercial real estate properties.

Education:
Mr. Henry received a Bachelor of Science degree in Business Administration from Bucknell University and a Master of Business Administration from the University of Miami.
Current Public Company Directorships:

 Mr. Henry has served on the Board of Directors of HCP, Inc., a publicly traded REIT, since January 2004, on the Board of Directors of Columbia Property Trust, Inc., a publicly traded REIT that owns and operates commercial office properties, since January 2016, and on the Board of Directors of Tanger Factory Outlet Centers, Inc., a publicly traded real estate company that owns the chain Tanger Outlets, since January 2016.

Skills and Qualifications:

We believe that Mr. Henry’s extensive REIT experience, leadership skills, public company experience and knowledge of the real estate business make him well qualified to serve on our Board of Directors.

Mary Hogan Preusse
Age:	49
Director Since:	February 2017
Positions:	Independent Director
Committee(s):	Compensation Committee
Nominating and Corporate Governance Committee
Biography:

Ms. Hogan Preusse is the former Managing Director and Co-Head of Americas Real Estate for APG Asset Management US (“APG”), the manager of pension assets on behalf of Dutch citizens, and had served in various capacities at APG from 2000 through her retirement in May 2017. As the Managing Director and Co-Head of Americas Real Estate for APG, she was responsible for managing the firm’s public real estate investments in North and South America, which encompassed over $13 billion in assets. She also served as a member of APG’s Executive Board from 2008 through 2017. At APG, she also served as Senior Portfolio Analyst and Portfolio Manager, US Real Estate from 2000 through 2004, and as Senior Portfolio Manager, North American Real Estate from 2004 through 2008. Prior to joining APG in 2000, Ms. Hogan Preusse spent eight years as a sell side analyst covering the REIT sector, and she began her career at Merrill Lynch as an investment banking analyst. She serves on Nareit’s Investor Advisory Council and is a member of the Real Estate Advisory Board for the Carey Business School at Johns Hopkins University.

Education:
Ms. Hogan Preusse graduated from Bowdoin College in Brunswick, Maine with a degree in Mathematics in 1990 and is a member of Bowdoin’s Board of Trustees.
Current Public Company Directorships:

Ms. Hogan Preusse has served as an independent director of Kimco since February 2017, as an independent director of Digital Realty Trust, Inc., a publicly traded real estate investment company specializing in technical real estate since May 2017, and as an independent director of Host Hotels & Resorts, Inc., a publicly traded REIT since June 2017.

Skills and Qualifications:
We believe that Ms. Hogan Preusse’s real estate, investment management and financial services experience make her well qualified to serve on our Board of Directors.

Richard J. Lieb
Age:	58
Director Since:	February 2017
Positions:	Independent Director
Committee(s):	Audit Committee (Chair)
Compensation Committee
Biography:

Mr. Lieb serves as Managing Director and Chairman of Real Estate at Greenhill & Co., LLC (“Greenhill”), a publicly traded independent investment banking firm which he joined in 2005. He served as Greenhill’s Chief Financial Officer from 2008 to 2012 and also served as a member of the firm’s Management Committee from 2008 to 2015. Mr. Lieb has also served during his tenure at Greenhill as head of the firm’s Restructuring business and as head of North American Corporate Advisory. Prior to joining Greenhill in 2005, Mr. Lieb spent more than 20 years with Goldman Sachs & Co., where he headed that firm’s Real Estate Investment Banking Department from 2000 to 2005. Overall, Mr. Lieb has more than 30 years of experience focusing on advisory opportunities in the real estate industry. Mr. Lieb is licensed with FINRA and holds Series 7, Series 63 and Series 24 licenses. Mr. Lieb is an active member of the American Jewish Committee (AJC) and served as a member of Wesleyan University’s Career Advisory Counsel from 2007 through 2012.

Education:
Mr. Lieb holds a Bachelor of Arts degree from Wesleyan University and a Master of Business Administration degree from Harvard Business School.

Current Public Company Directorships:

Mr. Lieb has served on the Board of Directors of CBL & Associates Properties, Inc., a publicly traded REIT focused on middle market regional malls, since February 2016 and on the Board of Directors of AvalonBay Communities, a publicly traded REIT focused on apartment communities, since September 2016.

Skills and Qualifications:
We believe that Mr. Lieb’s extensive real estate experience and finance and accounting background make him well qualified to serve on our Board of Directors.

Mark S. Ordan
Age:	59
Director Since:	June 2015
Positions:	Independent Director
Committee(s):	Audit Committee
Compensation Committee
Biography:

Mr. Ordan served as a member of the Board’s Nominating and Corporate Governance Committee from June 2015 to September 2015. Mr. Ordan has served as the Chief Executive Officer and as a director of Quality Care Properties, Inc. (“QCP”), a spin-off of HCP, Inc., and a publicly traded healthcare services provider, since October 31, 2016.  Previously, Mr. Ordan was the Executive Chairman of Washington Prime Group, from January 15, 2015 until January 1, 2016, when he transitioned to Non-Executive Chairman of the Board through June 2016, and served as a director from May 2014 until May 2017. From January 2013 to November 2013, Mr. Ordan served as the Chief Executive Officer and director of Sunrise Senior Living, LLC, the successor to the management business of Sunrise Senior Living, Inc. (“Sunrise”), a publicly traded operator of approximately 300 senior living communities located in the United States, Canada and the United Kingdom prior to its sale in January 2013 to Health Care REIT, Inc. Mr. Ordan served as Sunrise’s Chief Executive Officer from November 2008 to January 2013, and as a director from July 2008 to January 2013. He served as the Chief Executive Officer and President of The Mills Corporation, a publicly traded developer, owner and manager of a diversified portfolio of regional shopping malls and retail entertainment centers, from October 2006 to May 2007, as its Chief Operating Officer from February 2006 to October 2006 and as a director from December 2006 until May 2007. Prior to that, he served as President and Chief Executive Officer of Balducci’s LLC, a gourmet food store chain. He also founded and served as Chairman, President and Chief Executive Officer of Fresh Fields Markets, Inc., an organic foods supermarket chain, eventually leading the merger of the company with Whole Foods Markets, Inc. Mr. Ordan also was employed in the equities division of the investment banking firm of Goldman Sachs & Co. Mr. Ordan served as a director of Harris Teeter Supermarkets, Inc., a publicly traded supermarket chain, from February 2013 until January 2014, when it was acquired by The Kroger Company, one of the world’s largest food retailers. Mr. Ordan also served on the board of Federal Realty Investment Trust, a publicly traded REIT, from 1996 to 2006, serving as chairman for the last five years. Mr. Ordan currently serves on the boards of the following nonprofit organizations: the U.S. Chamber of Commerce; the National Endowment for Democracy; the Seed School Foundation; and the Chesapeake Bay Foundation.

Education:
Mr. Ordan received his Bachelor of Arts in Philosophy from Vassar College and his Masters in Business Administration from Harvard Business School.
Current Public Company Directorships:
Mr. Ordan has served as a director of QCP since October 31, 2016.
Skills and Qualifications:

We believe that Mr. Ordan’s extensive experience in the REIT industry, his knowledge of real estate and his long-standing leadership and public company experience make him well qualified to serve on our Board of Directors.

Eugene A. Pinover
Age:	70
Director Since:	September 2015
Positions:	Independent Director
Committee(s):	Audit Committee
Nominating and Corporate Governance Committee
Biography:

Mr. Pinover has been a partner with DLA Piper in New York City since May 2016 and is chair of its New York Real Estate practice. He also serves on the firm’s global real estate steering committee. Previously, Mr. Pinover was Of Counsel and Co-Chair of the Real Estate Department of Willkie Farr & Gallagher LLP (“Willkie”) and practiced law with Willkie from May 1992 until April 2016. Prior to joining Willkie, Mr. Pinover practiced law at Kaye Scholer LLP from 1973 to 1992. Mr. Pinover is a member of the American College of Real Estate Lawyers, the Association of the Bar of the City of New York, the American Bar Association, the Association of Foreign Investors in Real Estate and ICSC. Mr. Pinover is the President of the Board of Directors of Steep Rock Association, a land trust in Connecticut, and has served on its Board of Directors since June 2008. Mr. Pinover also has served as a member of the Board of Directors of New Alternatives for Children, a New York-based social service organization, since September 2006.

Education:
Mr. Pinover received his Juris Doctor from the New York University School of Law and his Bachelor of Arts from Dartmouth College, both cum laude.
Skills and Qualifications:
We believe that Mr. Pinover’s extensive real estate experience and legal background make him well qualified to serve on our Board of Directors.

Julie G. Richardson
Age:	54
Director Since:	April 2015
Positions:	Independent Director
Committee(s):	Compensation Committee (Chair)
Nominating and Corporate Governance Committee
Biography:

From November 2012 until her retirement in October 2014, Ms. Richardson was a senior advisor to Providence Equity Partners LLC (“Providence Equity”), a global asset management firm with over $40 billion in assets under management. From April 2003 to November 2012, she was a Partner and Managing Director at Providence Equity, and oversaw the firm’s New York office. While at Providence Equity, Ms. Richardson’s responsibilities included leading the initiation and execution of deals, and optimizing operating results and strategic positioning of portfolio companies throughout Providence Equity’s ownership period. Prior to Providence Equity, Ms. Richardson served as Global Head of JP Morgan’s Telecom, Media and Technology Group, and was previously a Managing Director in Merrill Lynch & Co.’s investment banking group. Ms. Richardson previously served on the Board of Directors of Arconic, Inc., a publicly traded manufacturer in the aerospace and automobile industries, from November 2016 to February 2018.

Education:
Ms. Richardson received a Bachelor of Business Administration from the University of Wisconsin-Madison.
Current Public Company Directorships:

Ms. Richardson has served on the Board of Directors of The Hartford Financial Services Group, Inc., an insurance and financial services company, since January 2014, and on the Board of Directors of UBS Group AG, a publicly traded financial services company, since May 2017. She has also served on the Board of Directors of Yext, Inc. since May 2015, a technology company that closed its initial public offering in 2017.

Skills and Qualifications:

We believe that Ms. Richardson’s capital markets, investment management and financial services experience, in addition to her experience on other public company boards, make her well qualified to serve on our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” EACH OF MESSRS. RUFRANO, FRATER, HENRY, LIEB, ORDAN AND PINOVER AND MSES. HOGAN PREUSSE AND RICHARDSON TO SERVE ON THE BOARD OF DIRECTORS UNTIL THE 2019 ANNUAL STOCKHOLDERS MEETING AND UNTIL A SUCCESSOR FOR EACH IS DULY ELECTED AND QUALIFIES.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES
Leadership Structure of the Board of Directors
Our Board has the authority to select the leadership structure it considers appropriate. In making leadership structure determinations, the Board considers many factors, including the specific needs of our business and what is in the best interests of our stockholders. In recognition of the time commitments and activities required to function effectively as both the Chief Executive Officer and Chairman of the Board, we have separated the roles, with Mr. Rufrano serving as our Chief Executive Officer and Mr. Frater serving as our Non-Executive Chairman. The Board believes that the current separation of the roles of Chief Executive Officer and Chairman allows Mr. Rufrano to focus his time and energy on operating and managing the Company while leveraging the experience and perspectives of Mr. Frater in helping to set the strategic direction of the Company. The Board has determined that our current Board leadership structure is the most appropriate at this time, given the specific characteristics and circumstances of the Company.
Board Oversight of Risk Management
The Board has an active role in overseeing the management of risks applicable to the Company. A portion of this responsibility has been delegated by the Board to the committees of the Board with respect to the assessment of the Company’s risks and risk management in their respective areas of oversight.
In particular, the Board administers its risk oversight function through (i) the review and discussion of regular periodic reports by the Company’s management to the Board of Directors and its committees on topics relating to the risks that we face, including, among others, market conditions, existing and potential legal claims, tenant concentrations and creditworthiness, leasing activity and expirations, compliance with debt covenants, management of debt maturities and access to the debt and equity capital markets, (ii) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, significant acquisitions and dispositions of properties, certain borrowings and the appointment and retention of certain senior executives, (iii) the direct oversight of specific areas of our business by the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee and (iv) regular periodic reports from our auditors, our independent compensation consultant and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT for tax purposes, our internal controls and financial reporting and compensation. The Board of Directors also relies on management to bring significant matters affecting the Company to its attention, and it has tasked the Audit Committee with monitoring the Company’s overall risk profile.
Pursuant to its charter, the Audit Committee is responsible for discussing with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor and control such exposures. The Audit Committee is also responsible for discussing with management the Company’s risk assessment and risk management policies. In addition, we have adopted policies and procedures with respect to complaints related to accounting, internal accounting control or auditing matters, which enables anonymous and confidential submission of complaints that the Audit Committee would then discuss with management.
Board Meetings
During the fiscal year ended December 31, 2017, the Board of Directors held 13 meetings (including meetings held in person and by conference call). The Board of Directors regularly held executive sessions of the independent directors, over which Mr. Frater, as the Non-Executive Chairman of the Board, served as the presiding director. The number of meetings for each Board committee is set forth below under the heading “Board Committees.” During the year ended December 31, 2017, each of our directors attended at least 75% of the total number of meetings of the Board and of the committees on which he or she served (held during the periods that he or she served). Each of our directors attended the 2017 stockholders’ annual meeting. Pursuant to our Corporate Governance Guidelines, all directors should attend our 2018 Annual Meeting.
Board Governance Documents
The Board maintains charters for each of its standing committees. In addition, the Board has adopted a written set of Corporate Governance Guidelines as well as a Code of Business Conduct and Ethics that applies to all of the officers, employees, consultants and directors of the Company and its subsidiaries. The Company intends to satisfy the disclosure requirement regarding any amendment to or waiver of a provision of the Code of Business Conduct and Ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, by posting such information on the Company’s website. To view the charters of the Board’s standing committees (the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee) as well as the Corporate Governance Guidelines and the Code of Business Conduct and Ethics, please visit our website at www.vereit.com. Each of these documents is also available, free of charge, in print to any stockholder who sends a written request to VEREIT, Inc., 2325 E. Camelback Road, Suite 1100, Phoenix, Arizona 85016, Attention: Lauren Goldberg.
Independent Directors
Under the listing standards of the New York Stock Exchange (the “NYSE”), at least a majority of the Company’s directors, and all of the members of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, must be independent. As part of the qualification for director independence, in addition to other specified criteria, the NYSE listing standards require our Board of Directors to affirmatively determine that the director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Our Board of Directors has affirmatively determined that seven directors - Hugh R. Frater, David B. Henry, Mary Hogan Preusse, Richard J. Lieb, Mark S. Ordan, Eugene A. Pinover and Julie G. Richardson - have no relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of our board, and that they otherwise qualify as “independent” under the NYSE’s listing standards.
Effective on February 23, 2017, Bruce D. Frank resigned from the Board of Directors. Prior to his resignation, he served as Chair of the Audit Committee and as a member of the Compensation Committee. The Board had previously determined that Mr. Frank qualified as an “independent” director under the NYSE’s listing standards and as an “audit committee financial expert” as defined by the SEC and that he otherwise satisfied membership requirements for service on the Compensation Committee.
Board Committees
The Board of Directors has three standing committees, with each committee described below. The members of each committee are also listed below. The committees consist solely of independent directors.
Audit Committee
We have a standing Audit Committee that is currently comprised of Messrs. Lieb (Chair), Henry, Ordan and Pinover. The Board has determined that each member of the Audit Committee is an independent director under the listing standards of the NYSE and the rules of the SEC and that Mr. Lieb and Mr. Henry each qualify as an “audit committee financial expert” as defined by the SEC. In addition, the Board has determined that each of the members of the Audit Committee is “financially literate” and has accounting or related financial management expertise, as such qualifications are defined under the listing standards of the NYSE.
The Audit Committee, in performing its duties, monitors:

•	the Company’s financial reporting process, auditing and internal control activities, including the integrity of our financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s independent and internal auditors, as applicable.

The Audit Committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee’s report on our financial statements for the fiscal year ended December 31, 2017 is discussed below under the heading “Audit Committee Report.”

Meetings. During 2017, the Audit Committee met four times (including meetings held in person and by conference call).

Compensation Committee
We have a standing Compensation Committee, which is currently comprised of Ms. Richardson (Chair), Ms. Hogan Preusse, Mr. Lieb, and Mr. Ordan. The Board has determined that each member of the Compensation Committee is an independent director under the listing standards of the NYSE. Pursuant to the NYSE listing standards, in determining the independence of the directors serving on the Compensation Committee, our Board of Directors considered all factors specifically relevant to determining whether a director has a relationship to us which is material to that director’s ability to be independent from our management in connection with the duties of a Compensation Committee member, including, but not limited to, such director’s source of compensation and whether such director is affiliated with us, one of our subsidiaries, or an affiliate of one of our subsidiaries. In addition, all of the members of our Compensation Committee are “non-employee directors” within the meaning of the rules of Section 16 of the

Securities Exchange Act of 1934, as amended (the “Exchange Act”) and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
The principal functions of the Compensation Committee are to:

•	approve and evaluate all compensation plans, policies and programs as they affect the Company’s executive officers;

•	review and oversee management’s annual process for evaluating the performance of our executive officers and review and approve on an annual basis the remuneration of our executive officers;

•
oversee our equity incentive plans, including, without limitation, the issuance of stock options, restricted shares of capital stock, restricted stock units, dividend equivalent rights and other equity-based awards;

•	assist the Board of Directors and the Non-Executive Chairman in overseeing the development of executive succession plans; and

•	determine from time to time and make recommendations to the Board regarding the remuneration for our non-executive directors.

In carrying out its responsibilities, our Compensation Committee may delegate any or all of its responsibilities to a subcommittee to the extent consistent with the Company’s charter, Bylaws and any other applicable laws, rules and regulations. On February 22, 2016, consistent with an amendment made to the Compensation Committee’s charter, the Compensation Committee authorized the Chief Executive Officer to grant future discretionary equity-based awards under the Company’s Equity Plan (the “Equity Plan”) without the approval of the Compensation Committee in an amount not to exceed $100,000 per award (and not to exceed total awards in a calendar year of $2.0 million) to employees who are not subject to the reporting requirements under Section 16 of the Exchange Act.

Meetings. During 2017, the Compensation Committee met five times (including meetings held in person and by conference call).

Nominating and Corporate Governance Committee

We have a standing Nominating and Corporate Governance Committee, which is currently comprised of Messrs. Henry (Chair) and Pinover, and Mses. Hogan Preusse and Richardson. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is an independent director under the listing standards of the NYSE.

The Nominating and Corporate Governance Committee’s purpose is to establish and implement our corporate governance practices and to nominate individuals for election to the Board. The Nominating and Corporate Governance Committee is responsible for the following:

•	providing counsel to the Board of Directors with respect to the organization, function and composition of the Board of Directors and its committees;

•	overseeing the annual evaluation of the Board of Directors and its committees;

•	periodically reviewing and, if appropriate, recommending to the Board of Directors changes to our corporate governance policies and procedures;

•	identifying and recommending to the Board of Directors potential director candidates for nomination; and

•	overseeing and approving related person transactions.

Board Evaluation Process. The Nominating and Corporate Governance Committee oversees an annual assessment by the Board and each of its standing committees to assess their effectiveness. Mr. Henry, as Chair of the Nominating and Corporate Governance Committee, interviewed each director and had an open discussion about the effectiveness of the Board, its committees and any matters that such director felt should be raised for the Board’s consideration. The areas addressed in the evaluation included but were not limited to, Board and committee structure and composition, meetings and processes, interaction with management and materials and resources. Following these discussions, Mr. Henry reported back to each committee and the Board the results of the evaluation, and the Board discussed the comments provided and any corresponding potential future action.

Director Nominations. Identifying and recommending director candidates for election to our Board is a primary responsibility of our Nominating and Corporate Governance Committee. The Company is in the unique position of having replaced its entire Board of Directors during the past three years. In connection with this wholesale reconstitution of the Board, the Company focused on assembling a group of directors with extensive experience in key areas for the Company’s strategic needs including, but not limited to, real estate, accounting and finance, capital markets, legal, and public company experience both as executives and directors. In identifying potential future director candidates, our Nominating and Corporate Governance Committee will continue to seek to achieve an effective, well-rounded, appropriately experienced and diverse Board.

In determining appropriate candidates to nominate to the Board of Directors and in considering stockholder nominees, our Nominating and Corporate Governance Committee may consider such criteria as it deems appropriate, which may include, without limitation, a nominee’s:

•	personal and professional integrity, ethics and values;

•
experience in corporate management, such as serving as an officer or former officer of a publicly-held company, and a general understanding of finance and other elements relevant to the success of a publicly traded company in today’s business environment;

•	experience in the Company’s industry;

•	experience as a board member of another publicly-held company;

•	academic expertise in an area of the Company’s operations;

•	whether the appointment of the candidate could increase the diversity of background, skills and experience of the Board as a whole;

•	practical and mature business judgment, including ability to make independent analytical inquiries;

•
the nature of and time involved in a director’s service on other boards and/or committees and whether a candidate’s service obligations to other boards complies with the Board’s then outstanding policy on service on boards of other public companies; and

•
with respect to any person already serving as a director, the director’s past attendance at meetings and participation in and contribution to the activities of the Board and any committees on which he or she has served.

In addition, the Nominating and Corporate Governance Committee has identified certain key skills that the Board should possess overall and which are set forth in “Proposal 1 - Election of Directors” above.

Our Nominating and Corporate Governance Committee evaluates each nominee in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

With respect to the consideration of director nominees nominated by stockholders, our Nominating and Corporate Governance Committee will consider such candidates provided that the stockholder submitting a nomination has complied with procedures set forth in the Company’s Bylaws. See “Stockholder Proposals for the 2019 Annual Meeting” for additional information regarding stockholder nominations of director candidates.

Meetings. During 2017, the Nominating and Corporate Governance Committee met four times (including meetings held in person and by conference call).

Communications with the Board of Directors

Stockholders and all interested parties may communicate with the Board of Directors or any individual director regarding any matter that is within the responsibilities of the Board. Stockholders and interested parties should send their communications to the Board of Directors, or an individual director, c/o VEREIT, Inc., 2325 E. Camelback Road, Suite 1100, Phoenix, Arizona 85016, Attention: Lauren Goldberg, Executive Vice President, General Counsel and Secretary. Ms. Goldberg will deliver all appropriate communications to the Board of Directors or the individual director no later than the next regularly scheduled meeting of the Board of Directors. If the Board of Directors modifies this process, the revised process will be posted on the Company’s website.

EXECUTIVE OFFICERS
The following table sets forth the names and ages of each of the executive officers as of the date of this proxy statement and the position and office that each currently holds with the Company. Subject to certain rights set forth in their respective employment agreements, our executive officers serve at the pleasure of the Board of Directors.

Name	Age	Positions
Glenn J. Rufrano	68	Chief Executive Officer and Director*
Michael J. Bartolotta	60	Executive Vice President and Chief Financial Officer
Lauren Goldberg	50	Executive Vice President, General Counsel and Secretary
Paul H. McDowell	57	Executive Vice President and Chief Operating Officer
Thomas W. Roberts	59	Executive Vice President and Chief Investment Officer

* See biographical summary under “Proposal 1: Election of Directors.”
Michael J. Bartolotta has served as the Company’s Executive Vice President and Chief Financial Officer since October 2015. Mr. Bartolotta previously served as Executive Vice President and Chief Financial Officer of Cushman & Wakefield Inc. (“Cushman”), a global leader in commercial real estate services, from February 2012 until September 2015. Mr. Bartolotta also served on Cushman’s Board of Directors and served as Chairman of the Audit Committee from March 2007 until he assumed his position as Executive Vice President and Chief Financial Officer of Cushman in February 2012. Before becoming Cushman’s Chief Financial Officer, Mr. Bartolotta served as Vice President and Chief Financial Officer for EXOR, Inc., the U.S. arm of EXOR S.p.A. from 1991 to February 2012. Mr. Bartolotta has a Bachelor of Science degree in Accounting from New York University and is a Certified Public Accountant in New York.
Lauren Goldberg has served as the Company’s Executive Vice President, General Counsel and Secretary since May 2015, overseeing the Company’s legal and regulatory affairs, compliance and risk management. Prior to joining the Company, Ms. Goldberg served as Executive Vice President, General Counsel and Chief Compliance Officer for global cosmetics company, Revlon, Inc. from March 2011 through December 2013. Ms. Goldberg served as Senior Vice President - Law for MacAndrews & Forbes Inc. from November 2009 until February 2011, and as an Assistant United States Attorney for the United States Attorney’s Office in the Southern District of New York, from October 2000 until October 2009. Prior to her service in the U.S. Attorney’s Office, Ms. Goldberg worked as an associate at Stillman & Friedman, P.C. and at Fried, Frank, Harris, Shriver & Jacobson LLP. Ms. Goldberg also has prior accounting experience as an associate at Coopers & Lybrand. She received her Juris Doctor from Columbia Law School and her undergraduate degree in accounting from the Wharton School, University of Pennsylvania.
Paul H. McDowell has served as the Company’s Executive Vice President and Chief Operating Officer since October 2015. He previously served as the Company’s Co-Head, Real Estate from January 2015 to September 2015 and the Company’s President, Office and Industrial Group from November 2013 until December 2014. Prior to joining the Company, Mr. McDowell was a founder of CapLease Inc. (“CapLease”), a publicly traded net-lease REIT, where he served as Chief Executive Officer from 2001 to 2014 and as Senior Vice President, General Counsel and Secretary from 1994 until 2001. Mr. McDowell served on the CapLease Board of Directors from 2003 to 2014 and was elected Chairman of the Board in December 2007. He served on the Board of Directors of CapLease’s predecessor from 2001 until 2004. From 1991 until 1994, Mr. McDowell was corporate counsel for Sumitomo Corporation of America, the principal U.S. subsidiary of one of the world’s largest integrated trading companies. From 1987 to 1990, Mr. McDowell was an associate in the corporate department at the Boston law firm of Nutter, McClennen & Fish LLP. He received his Juris Doctor with honors from Boston University School of Law in 1987, and received a Bachelor of Arts from Tulane University in 1982.
Thomas W. Roberts has served as the Company’s Executive Vice President and Chief Investment Officer since October 2015. Previously he served as the Company’s Executive Vice President, Real Estate from the Company’s acquisition of Cole Real Estate Investments, Inc., a publicly traded Maryland corporation (“Cole”), until October 2015. During his tenure at Cole and the Company, which began in 2009, he was responsible for the acquisition and disposition of over $30 billion of office, industrial and retail properties. Mr. Roberts is a 30-year veteran of the real estate industry. Prior to joining Cole, Mr. Roberts served as President and Chief Executive Officer of Opus West Corporation (“Opus”), a Phoenix-based real estate developer, from March 1993 until May 2009. During his career at Opus, he was responsible for the design, construction and development of more than 50 million square feet of commercial real estate valued in excess of $8 billion. In July 2009, Opus filed for Chapter 11 bankruptcy protection. From 1986 until 1990, Mr. Roberts worked as Vice President, Real Estate Development for the Koll Company. Mr. Roberts earned a Bachelor of Science degree in Finance with a specialization in real estate from Arizona State University.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Deloitte was first appointed as our independent registered public accounting firm effective June 1, 2015, to audit the financial statements of the Company and VEREIT Operating Partnership, L.P. (the “Operating Partnership”) for the fiscal year ending December 31, 2015. Stockholder ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain Deloitte in the future. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company.
Fees
Aggregate fees for professional services rendered by Deloitte for the years ended December 31, 2016 and December 31, 2017, were as follows (in thousands):

	2016	2017
Type of Service
Audit Fees(1)	$3,436	$2,933
Audit-Related Fees(2)	12	214
Tax Fees	—	—
All Other Fees	—	16
Total	$3,448	$3,163
__________________________

(1)
Includes fees for professional services rendered for the audits of the Company’s and the Operating Partnership’s annual consolidated financial statements, the reviews of the Company’s and the Operating Partnership’s quarterly consolidated financial statements and other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements, including comfort and other procedures associated with registration statements and consents.

(2)	Includes fees for professional services rendered for consulting services related to the evaluation or implementation of accounting and reporting standards.

Pre-Approval Policies and Procedures
To help ensure the independence of the independent auditor, the Audit Committee’s charter requires that the Audit Committee pre-approve all audit and non-audit services to be performed by its independent auditor prior to the engagement of such independent auditor by the Company or its subsidiaries. The Audit Committee has pre-approved all services provided to us by Deloitte.
A representative of Deloitte is expected to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of Deloitte as our independent registered public accounting firm.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

AUDIT COMMITTEE REPORT*
Management is responsible for the Company’s accounting and financial reporting processes, including its internal control over financial reporting, and for preparing the Company’s consolidated financial statements. Deloitte, the Company’s independent auditor, is responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing an opinion as to whether the Company’s consolidated financial statements are fairly presented in all material respects in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In this context, the responsibility of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements.
In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Deloitte the Company’s audited consolidated financial statements as of and for the year ended December 31, 2017. Management and Deloitte represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the year ended December 31, 2017 were prepared in accordance with GAAP. The Audit Committee also discussed with Deloitte the matters required to be discussed by Auditing Standard No. 1301, as amended (“AS No. 1301”), as adopted by the PCAOB. AS No. 1301 sets forth requirements pertaining to the independent auditor’s communications with the Audit Committee regarding the conduct of the audit.
The Audit Committee received the written disclosures and a letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte's communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.
Based on the Audit Committee’s review and the discussions described above, and subject to the limitations on its role and responsibilities described above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2017 be included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017 for filing with the SEC.
Submitted by the Audit Committee
Richard J. Lieb (Chair)
David B. Henry
Mark S. Ordan
Eugene A. Pinover
________________________

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The information contained in the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
In this Compensation Discussion and Analysis, we describe our compensation practices, programs and decisions for executive officers who served as our named executive officers (“NEOs”) during the fiscal year ended December 31, 2017.
For 2017, our NEOs were as follows:

•	Glenn J. Rufrano, Chief Executive Officer

•	Michael J. Bartolotta, Executive Vice President and Chief Financial Officer

•	Lauren Goldberg, Executive Vice President, General Counsel and Secretary

•	Paul H. McDowell, Executive Vice President and Chief Operating Officer

•	Thomas W. Roberts, Executive Vice President and Chief Investment Officer

Our 2017 Fiscal Year Highlights
Our Business. We are a full-service real estate operating company which owns and manages one of the largest portfolios of single-tenant commercial properties in the U.S. We own and actively manage a diversified portfolio of 4,091 retail, restaurant, office and industrial real estate properties with an aggregate of 94.4 million square feet, of which 98.8% was leased as of December 31, 2017, with a weighted-average remaining lease term of 9.5 years.

Summary of 2017 Financial and Operational Results. Since announcing its business plan in August 2015, the Company has continued to execute on the plan including the culling and rebalancing of our portfolio, significant reduction of debt levels and optimizing Cole Capital with the goal of positioning the Company for long term value creation. Consistent with this plan and with the Company’s stated guidance, AFFO per share was expected to decrease in 2017 as compared to 2016 results. In 2017, we delivered strong financial and operational results while continuing to make significant progress on our business strategies as illustrated by the following highlights:

•
Achieved adjusted funds from operations (“AFFO”) per diluted share of $0.74, which was above the Company’s original earnings guidance of $0.70 to $0.73 per share, and at the top-end of the Company’s revised earnings guidance of $0.73 to $0.74 per share. See the “Non-GAAP Measures” section beginning on page 45 of the Company’s Annual Report on Form 10-K, filed with the SEC on February 22, 2018 for additional information about AFFO.

•	Acquired 88 properties and three land parcels for an aggregate purchase price of $745.6 million, exceeding the high end of the Company’s 2017 acquisition target of $600.0 million.

•	Disposed of 137 properties for an aggregate sales price of $594.9 million, which was within the Company’s 2017 disposition target range of $450.0 million to $600.0 million.

•
Continued to reposition the Company’s portfolio through strategic acquisitions and dispositions to enhance diversification. In line with the Company’s goals, generally maintained the percentage of retail, increased the percentage of industrial properties and decreased the percentage of office properties and restaurants. At year end, the Company’s portfolio was comprised of approximately 41.2% retail, 22.4% restaurants, 16.8% industrial and distribution and 19.6% office properties.

•	Reduced the Company’s exposure to Red Lobster® to approximately 6.5% at the end of 2017 from 8.2% at the end of 2016.

•	Increased occupancy level from 98.3% at the end of 2016 to 98.8% at the end of 2017.

•	Successfully accessed debt markets in 2017, extended our debt maturity profile, and enhanced our liquidity position:

◦	Issued $600.0 million of 10-year bonds further staggering the Company’s maturity profile and increasing the Company’s weighted average debt term to 4.3 years.

◦	As of December 31, 2017, the Company had $2.1 billion of capacity available under its $2.3 billion revolving credit facility.

•
Simplified the Company’s business model with the sale of its investment management business (“Cole Capital”), which was announced in November 2017 and closed on February 1, 2018. In connection with this transaction, the Company may receive up to $200.0 million, comprised of approximately $120.0 million cash paid at closing and up to $80.0 million in fees to be paid under a six-year services agreement based on Cole Capital’s future revenues.

We believe our accomplishments in 2017 provide a strong platform for future value creation, despite that the Company’s share price in 2017 performed below the Company’s net-lease REIT peers due in part to the Company’s legacy issues.
Summary of 2017 Compensation Results. Our compensation results for 2017 directly reflect these performance results. Specifically:

•	Achieved AFFO at 110% of target.

•
Each of the NEOs earned above their target annual incentive bonus opportunity based on the Company’s achievement of AFFO and their individual contributions to the operational and strategic achievements outlined above and their individual performance.

•
The vesting criteria for the performance-based restricted stock unit awards granted in 2015 were not met and the awards did not vest and were cancelled. The performance-based restricted stock unit awards granted in 2016 and 2017 for performance periods that end December 31, 2018 and 2019, respectively, are outstanding. Vesting criteria for each of these awards is tied to our TSR as compared to a market index and our net-lease REIT peers (as discussed further below).

See “Elements of Compensation - Annual Incentive Bonus” and “- Long-Term Equity Incentive Awards” below for additional detail on the compensation elements and results for 2017.

Executive Compensation Practices
The Company developed and maintains the comprehensive compensation and governance framework below that we believe is aligned with “best-in-class” market practices and standards.

✓
Use an objective framework as a basis for determining annual incentives - The Company’s results relating to AFFO are the primary basis for the funding of the aggregate bonus pool. The pool is allocated into individual annual incentive awards based on the Company’s performance with respect to certain financial metrics (30%), key business metrics (30%), and the achievement of individual objectives and metrics (both qualitative and quantitative) established for each executive officer (40%). Individual awards are then determined at the discretion of the Compensation Committee.

✓
Tie pay to performance - In addition to an objective framework to determine annual incentive plan awards, a significant portion of our long-term incentive awards for executive officers is tied to our TSR performance relative to a market index and our net-lease peers.

✓
Engage an independent compensation consultant firm - The Compensation Committee engages Semler Brossy Consulting Group (“Semler Brossy”), an independent compensation advisor, to provide independent, third-party advice on executive compensation.

✓
Executive compensation designed to be competitive with our peer group - The Compensation Committee, with the advice of Semler Brossy, uses peer group and survey data to ensure that our pay is competitive with comparable companies based on asset size, revenue and enterprise value.

✓	Offer limited perquisites - We provide modest perquisites to our executives, including our Chief Executive Officer and our other executive officers.
✓
Maintain robust stock ownership requirements for our executive officers and non-employee directors - We have stock ownership guidelines of 6x base salary for the Chief Executive Officer, 3x base salary for the Chief Financial Officer, 2x base salary for other executive officers and 5x the annual cash retainer for non-employee directors, which are to be achieved over a specified time period.

✓
Double trigger vesting upon change of control - All equity awards issued after April 1, 2015, are subject to a “double trigger” requiring a qualified termination of employment following a change in control before vesting is accelerated for executive officers.

✓
Provide reasonable severance benefits - Severance benefits, including following a change in control, have been reviewed against peer groups and are reasonable compared to market. We intend to continue to reference reasonable market practice for any future employment agreements or other arrangements.

✓
Prohibit pledging and hedging of our securities - We have adopted a policy applicable to our directors, officers, any other individuals subject to the reporting requirements under Section 16 of the Exchange Act and any other designated employees (and any of their respective beneficially-owned entities), which prohibits:
•
pledging the Company’s securities for any purpose not approved by the Board of Directors or the Compensation Committee; and
•
engaging in short sales with respect to our securities, purchasing our securities on margin or otherwise hedging our securities, including through options or derivative transactions.

✓
Prohibit repricing of stock options - We have adopted a policy prohibiting the Board of Directors or the Compensation Committee from reducing the aggregate exercise, base or purchase price of any award granted under an equity incentive plan of the Company without the approval of the Company’s stockholders.

✓
Adopted a clawback policy - We have adopted a clawback policy providing for the potential recoupment of officer compensation in the event the Company is required to prepare a financial restatement due to the material non-compliance of the Company with any financial reporting requirement. For additional information, see “Clawback Policy” below.

✓
No gross ups of “golden parachute” excise taxes upon a change in control - The employment agreements for our executive officers do not provide for mandated tax gross ups in the event of a change in control.

Compensation Philosophy, Consultants and Peer Group

Philosophy. We believe that the quality, skills and dedication of our NEOs are critical factors that affect the long-term value of the Company. We therefore design our executive compensation program to attract and retain high quality executive officers and set compensation at levels that are comparable to those of other companies that operate in our industry or that compete for the same talent pool. In setting compensation, the Compensation Committee seeks to design an executive compensation program that strikes a balance between short-term and long-term objectives and contains a mix of individual, business and corporate goals. In developing an executive compensation program, the Compensation Committee also seeks to reward strong corporate performance but with defined parameters to avoid excessive risk, and reward individual and team performance. Our compensation philosophy seeks to link a significant portion of each executive officer’s total compensation to Company results that will create stockholder value in both the short and long term.
Compensation Consultant. To assist with the design of our executive compensation program as well as setting compensation levels, the Compensation Committee has engaged Semler Brossy, an executive compensation consulting firm, as its compensation consultant to provide independent, third-party advice on executive compensation. The Compensation Committee has assessed the independence of Semler Brossy pursuant to the rules prescribed by the SEC and the NYSE and determined that no conflict of interest existed that would prevent Semler Brossy from serving as an independent consultant to the Compensation Committee.
Competitive Benchmarking. The Compensation Committee, with the assistance of Semler Brossy, conducts an annual review of pay levels and practices for our NEOs relative to both a customized peer group of similar REITs as well as survey data published by Nareit to provide a broader market comparison as well as to assist with the benchmarking for executive positions that are not reported in public peer proxies with sufficient frequency to develop meaningful competitive benchmarks.
The public company peer group was developed in consultation with Semler Brossy based on an assessment of REITs with similar asset mix (retail, office and net-lease markets) and comparable size in terms of assets and total enterprise value to the Company. The Compensation Committee evaluated the peer group with the assistance of Semler Brossy and did not make any changes to the peer group in evaluating 2017 pay practices. The Compensation Committee has approved the following “Compensation Peer Group” for purposes of assessing competitive pay practices:

Boston Properties, Inc.	Kimco Realty Corporation	The Macerich Company
Brixmor Property Group, Inc.	ProLogis, Inc.	Ventas, Inc.
DDR Corporation	Realty Income Corporation	Vornado Realty Trust
Duke Realty Corporation	Simon Property Group, Inc.	Welltower Inc.
GGP Inc.	SL Green Realty Corp.	W.P. Carey, Inc.
HCP, Inc.	Spirit Realty Capital, Inc.

The Compensation Committee reviewed the compensation levels of the Compensation Peer Group companies and survey data for each component of pay: annual base salary, annual incentive bonus awards and long-term equity incentive awards (which included both time-based and performance-based restricted stock unit awards), and where available, used such data as a guide in its determination of total target direct compensation, the appropriate mix of equity vs. cash, long-term vs. short-term, and performance-based vs. time-based awards to be paid or granted to each NEO. The Compensation Committee considered each NEO’s level and job performance, his or her duties and responsibilities at the Company compared to the duties and responsibilities of executive officers in similar positions at the Compensation Peer Group companies (with particular emphasis on those Compensation Peer Group companies of similar size as the Company) and in the survey data, other circumstances unique to the Company, and evaluated whether the compensation elements and levels provided to our NEOs were generally appropriate relative to the compensation elements and levels provided to their counterparts in the Compensation Peer Group or within survey data. The Compensation Committee will consider both objective and subjective criteria to evaluate Company and individual performance, which allows it to exercise discretion and not rely solely on rigid formulas and quantitative analyses. Accordingly, the Compensation Committee does not formulaically tie compensation decisions to any particular range or percentile level of total compensation paid to executives at the Compensation Peer Group companies or survey data.

Stockholder Say-on-Pay Vote

We provide our stockholders with the opportunity to vote annually on a say-on-pay proposal. At our 2017 annual meeting of stockholders held on May 3, 2017, approximately 95% of the votes cast by stockholders on the advisory vote on executive compensation (the “say-on-pay proposal”) were in favor of the compensation of our NEOs. The Compensation Committee believes this favorable vote reflects the approval by our stockholders of the significant changes to our compensation and governance practices initially implemented in 2015, and affirms our stockholders’ support of our current approach to executive compensation.

Elements of Compensation
Our NEOs’ compensation currently consists of three components: base salary, annual incentive bonus awards (which generally consist of cash payments) and long-term equity incentive awards. Although we do not target a specific mix of pay, the majority of our executive officer compensation is in the form of variable pay (annual and long-term incentives) to emphasize our commitment to pay for performance.
Base Salary
The base salary payable to each NEO provides a fixed component of compensation that reflects the executive’s position and responsibilities and is based on market analysis. In February 2017, the Compensation Committee approved the below annual base salary amounts for each of the NEOs. As noted below, the NEOs’ base salaries remained the same in 2017 as compared to 2016, except for Ms. Goldberg whose base salary was increased based on performance considerations, comparability of other Company executives and to further align it with the base salary of executives in a similar position in the external market.

Name	2017 Base Salary	2016 Base Salary
Glenn J. Rufrano	$1,000,000	$1,000,000
Michael J. Bartolotta	$500,000	$500,000
Lauren Goldberg	$500,000	$475,000
Paul H. McDowell	$500,000	$500,000
Thomas W. Roberts	$500,000	$500,000
Annual Incentive Bonus
The Company pays discretionary annual incentive bonuses in cash to reward executives for achieving or surpassing performance goals which are, in part, related to our key financial and operational objectives for the year and for execution of specific strategies of the Company. Annual bonuses are generally paid in March for the prior year’s performance. Each NEO has a target annual incentive bonus opportunity defined as a percentage of base salary, with the actual annual bonus determined based on a combination of discretionary financial and non-financial metrics as described in more detail below. None of the NEOs had a guaranteed minimum bonus. The maximum payout for any NEO may not exceed 150% of such officer’s target annual incentive bonus opportunity. In February 2017, the Compensation Committee increased Messrs. Roberts and McDowell’s target annual incentive bonus percentages from 100% to 115% and 110%, respectively, to better align their total cash compensation with the external market.

		Target Annual Incentive
Name	2017 Base Salary	% of Base Salary	$ Amount
Glenn J. Rufrano	$1,000,000	150%	$1,500,000
Michael J. Bartolotta	$500,000	125%	$625,000
Lauren Goldberg	$500,000	100%	$500,000
Paul H. McDowell	$500,000	110%	$550,000
Thomas W. Roberts	$500,000	115%	$575,000
The Company’s aggregate bonus pool is funded based primarily upon the Company’s AFFO per share results. The Compensation Committee, with the advice of Semler Brossy, allocates the 2017 annual incentive bonus pool based on pre-established Company financial metrics (30%) and key business metrics (30%), as well as an assessment of each NEO’s individual performance based on certain individual discretionary metrics (40%).

Financial metrics generally consist of financial goals for the Company as a whole, whereas key business metrics may be targeted operational or strategic metrics related to a NEO’s area of responsibility. Individual discretionary metrics are generally additional qualitative goals and objectives for each NEO. Although the Compensation Committee considers the achievement of certain financial, key business and individual discretionary metrics for each NEO and the associated weightings, these weightings are discretionary and only provide general guidelines. As part of the Compensation Committee’s assessment, each NEO undergoes a review of his or her performance during the year, which includes Mr. Rufrano’s review of each executive’s performance. Based upon the executive’s performance and evaluation rating, his or her bonus can decrease or increase up to the maximum payout of 150% of his or her target annual incentive bonus opportunity. Actual assessment and payout determinations are at the discretion of the Compensation Committee with input from the Chief Executive Officer for all executives other than himself. The assessment also takes into consideration each NEO’s adherence to our Core Values, which include being: Respectful, Ethical, Dedicated, Collaborative, and Hard Working. See below for additional information about items considered by the Compensation Committee as part of the individual assessments for each NEO.
To inform the Compensation Committee’s discretion in determining actual 2017 annual incentive bonus payouts, the Compensation Committee used the following objectives as guidelines:
AFFO Per Share Objective. The Compensation Committee uses a formula tied to an AFFO per share objective for the year as the starting point for funding the bonus pool and for the individual bonus determinations. AFFO creates an initial target level for the bonuses, although the Compensation Committee may pay more or less than this amount for each executive based on the additional performance factors as outlined below in its discretion up to a maximum payment of 150% of each executive’s target annual incentive bonus opportunity.
Consistent with the Company’s stated guidance, AFFO per share was expected to decrease in 2017 as compared to 2016. The Company disposed of over $1.0 billion in properties (net of acquisitions) in 2016, which by definition lowered the expected AFFO per share for 2017 as a result of having fewer assets generating AFFO. In addition, the Company had a disposition target for 2017 of $450.0 million to $600.0 million. The primary rationale for asset sales was to reduce debt level ratios to those comparable to the Company’s peers. As a result, the Compensation Committee included a minimum property disposition hurdle for AFFO performance above the target level to ensure that outperformance on AFFO was not achieved by disposing of fewer properties, which would adversely affect the Company’s stated objective of repositioning its portfolio. In light of this, the Compensation Committee established objective criteria applicable to AFFO as follows:

•	If the Company achieved AFFO per diluted share of $0.70 to $0.73, this goal would be achieved at 100%.

•
If the Company achieved AFFO per diluted share above $0.73 and dispositions of at least $500.0 million, the achievement of this goal would increase by 10% for each one cent improvement in AFFO per diluted share above $0.73, up to a maximum potential achievement of 150%.

•
If the Company achieved AFFO per diluted share below $0.70, the achievement of this goal would decrease by 10% for each one cent decline in AFFO per diluted share between $0.70 and $0.65 (at which point, this goal would be achieved at 50%), assuming no material impact from any unplanned refinancing.

•	If the Company achieved AFFO per diluted share below $0.65, achievement would be determined by the Compensation Committee in its discretion.
In 2017, the Company achieved AFFO per diluted share of $0.74 and dispositions greater than $500.0 million, and therefore this goal was considered achieved at 110% of target. This performance level provided the initial starting point for the bonus pool funding and the Compensation Committee’s discretionary determination of each executive’s individual bonus, which is based on a consideration of the additional performance factors discussed below.
Financial Metrics (30% weighting). The Compensation Committee considered the following Company financial metrics for 2017 in determining each of the NEO’s actual annual bonus: (i) the Company achieved AFFO of $0.74 per share, which was at the top-end of the Company’s earnings guidance; (ii) Normalized EBITDA was $1.1 billion; and (iii) the Company achieved Net Debt to Normalized EBITDA of 5.65x, which was an improvement over the Company’s objective of 5.7x to 6.0x.
Each of the above metrics are non-GAAP measures used by management to measure the financial performance of the Company. Additional information about each metric is provided in the “Non-GAAP Measures” section beginning on page 45 of the Company’s Annual Report on Form 10-K, filed with the SEC on February 22, 2018 or Exhibit 99.2 furnished with the Company’s Current Report on Form 8-K, filed with the SEC on February 22, 2018.

Key Business Metrics (30% weighting). The various business metrics considered included, but were not limited to:

•certain operational metrics, such as property diversification, tenant occupancy rates (which the Company targeted to be approximately 98.0%), same store contract rental revenue (originally targeted at approximately 0.5% and subsequently revised to approximately 0.0% to 0.3%), and weighted average lease term;

•the Company’s and Cole Capital’s dispositions and acquisitions (targeted at $450.0 million to $600.0 million for the Company and acquisitions of $800.0 million to $1.0 billion for Cole Capital);

•the development of financing plans for certain of the Company’s debt; and

•the Company’s achievement of certain other financial metrics, such as unencumbered assets ratio and fixed charge coverage ratio.

Each individual NEO’s ability to manage operational expenses for his or her department was also considered.

Individual Performance (40% weighting). The Compensation Committee considers the individual successes and goals of each NEO, which among other things, included succession planning for each executive’s department, and seeks input from Mr. Rufrano as to each NEO’s performance during the year. Although Mr. Rufrano provides the Compensation Committee his assessment of each executive’s performance and achievements, the ultimate payout is determined by the Compensation Committee.
2017 Actual Annual Incentive Bonus Payouts. Based on an evaluation of the performance and contribution of each of the NEOs, the Compensation Committee approved an annual bonus for each of Messrs. Rufrano, Bartolotta, McDowell and Roberts and Ms. Goldberg.
The following table shows the target annual incentive bonus percentages for 2017 for each of our NEOs and the actual award earned. For each of the NEOs, the target annual bonus is a percentage of the executive’s base salary with the initial percentage set forth in his or her employment agreement (which may be modified by the Compensation Committee). Each executive’s actual target annual bonus is set forth below. In 2017, the Compensation Committee increased Messrs. Roberts and McDowell’s target annual incentive bonus percentage to further align their total cash compensation with the total cash compensation of executives in similar positions in the external market. The actual annual incentive bonus that each NEO received for 2017 is determined by the Compensation Committee and was paid in cash in March 2018. There are no established threshold opportunities for any of the NEOs. The target and maximum annual bonus opportunities for the NEOs are set forth below as well as the actual annual bonus amounts (which are also reported in “Summary Compensation Table - Bonus Compensation” below).

Name	Target Opportunity (as a % of Base Salary)	Target Opportunity ($)	Maximum Opportunity ($)	Actual Annual Bonus ($)
Glenn J. Rufrano	150%	$1,500,000	$2,250,000	$2,000,000
Michael J. Bartolotta	125%	$625,000	$937,500	$835,000
Lauren Goldberg	100%	$500,000	$750,000	$660,000
Paul H. McDowell	110%	$550,000	$825,000	$705,000
Thomas W. Roberts	115%	$575,000	$862,500	$800,000
The Compensation Committee in its discretion considered the Company’s and each NEO’s performance in 2017 in determining actual payouts under the annual incentive bonus program. Due to the strong relative ratings of the executives listed above, operational performance in 2017 and each executive’s contributions to our results, the Compensation Committee increased the bonus payouts for each of our executives above the guideline level established by our AFFO performance and, as a result, each of our executives achieved a higher payout level than that of the overall bonus pool. More specifically, the Compensation Committee considered the following as part of the individual performance assessments for each executive:
Mr. Rufrano

•	Continued to successfully execute the Company’s business plan, helping lead the Company to strong operating results.

•	Simplified the Company’s business model with the execution of the sale of Cole Capital.

•	Achieved targeted dispositions, including reducing the Company’s exposure to Red Lobster® to approximately 6.5% at the end of 2017 from 8.2% at the end of 2016.

•	Completed acquisitions of $745.6 million, above targeted range.

•	Continued to expand the Company’s investor base.

•	Continued to foster a culture of compliance and transparency.
Mr. Bartolotta

•
Demonstrated successful access to the capital markets as the Company issued $600.0 million of 10-year bonds further staggering the Company’s maturity profile and increasing the Company’s weighted average debt term duration to 4.3 years.

•
Simplified the Company’s business model with the sale of Cole Capital, playing a key role in managing the negotiation of the purchase and sale and other ancillary agreements and closing the transaction.

•	Maintained unencumbered assets ratio of 72.8% and a fixed charge coverage ratio of 3.10x.

•	Successfully managed capital expenditures as well as operating expenses for the Company’s information technology, accounting and finance departments.

•	Continued to foster a culture of compliance and transparency.
Ms. Goldberg

•
Simplified the Company’s business model with the sale of Cole Capital, playing a key role in managing the negotiation of the purchase and sale and other ancillary agreements and closing the transaction.

•	Successfully completed the Company’s $600.0 million bond offering.

•	Supervised and oversaw key corporate initiatives, including managing the Company’s annual stockholder meeting.

•	Served (and continue to serves) as the Company’s chief compliance officer overseeing and managing the Company’s legal and regulatory affairs.

•	Successfully managed operating expenses for the legal, compliance and risk management departments.

•	Managed the Company’s litigation and related costs.

•	Continued to foster a culture of compliance and transparency.
Mr. McDowell

•	Maintained tenant occupancy rates of 98.8% for each quarter during the year.

•	Improved real property diversification between retail, industrial and distribution and office properties.

•	Achievements with respect to tenants with an investment grade rating and made significant efforts towards maintaining the Company’s weighted average lease term and reduction of flat leases.

•	Successfully managed capital expenditures as well as operating expenses for the Company’s real estate operations departments.

•	Successfully managed key operational initiatives, including initiatives with the Company’s dispositions group.

•	Continued to foster a culture of compliance and transparency.

Mr. Roberts

•
Achieved targeted dispositions, including reducing the Company’s exposure to Red Lobster® to approximately 6.5% at the end of 2017 from 8.2% at the end of 2016, thereby managing market and credit concentration risk.

•
Successfully managed the timing and funding of acquisitions and dispositions, including disposing of 137 properties for an aggregate sales price of $594.9 million, which was at the high end of the Company’s targeted disposition range of $450.0 million to $600.0 million and acquisitions of $745.6 million,which was above the Company’s targeted acquisition range of $450.0 million to $600.0 million.

•	Successfully managed key operational initiatives, including initiatives with the Company’s dispositions group.

•	Successfully managed internal acquisition and disposition expenses.

•
Achievements with respect to tenants with an investment grade rating and efforts towards maintaining the Company’s weighted average lease term, as well as property diversification generally, within the Company’s targeted ranges.

•	Continued to foster a culture of compliance and transparency.

Long-Term Equity Incentive Awards
The objectives of the Company’s long-term incentive compensation program are to:

•	Reward achievement over a multi-year period;

•	Align the interests of executives with those of stockholders by focusing executives on the stockholder return performance of the Company; and

•	Provide a retention mechanism through multi-year vesting.
The long-term equity incentive opportunity for the 2017 executive compensation program consisted of a mix of performance-based and time-based equity awards. For Mr. Rufrano, the mix of annual equity awards in 2017 was two-thirds performance based and one-third time based and for all other NEOs, the mix of annual equity awards in 2017 was one-half performance based and one-half time based. Mr. Rufrano’s employment agreement sets forth a minimum target long-term equity incentive award, described below under “Compensation Tables - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.” In 2017, Mr. Rufrano agreed to a long-term equity incentive award below the minimum amount provided for in his employment agreement in order to provide for competitive increases for the Company’s other senior executives and members of management without increasing the overall cost structure for the Company. For the other NEOs, their individual long-term equity incentive award was determined by the Compensation Committee.
Both the time-based and performance-based restricted stock units include a right to receive dividend equivalents with respect to the shares subject to the award, which are subject to the same vesting conditions as the underlying shares.
Equity awards granted to the NEOs under the Equity Plan in 2017 are included under “Compensation Tables-Grants of Plan Based Awards” and are described further below.
Time-Based Restricted Stock Units. The restricted stock units that are subject to time-based vesting vest generally in equal installments on each of the first three anniversaries of February 23, 2017.
Performance-Based Restricted Stock Units. The restricted stock units that are subject to performance-based vesting will vest based on the achievement of certain performance conditions over a three-year performance period of January 1, 2017 to December 31, 2019, subject to review and approval by the Compensation Committee. The target award of the performance-based restricted stock units granted to NEOs is eligible to vest in an amount ranging from 0% to 160%, as follows:
(i) 50% of the target award will vest based on the Company’s total stockholder return (“TSR”) relative to the TSR of the FTSE Nareit All Equity REITs Index, a market capitalization-weighted index of U.S. equity REITs (the “Nareit Equity Market Index”), during the performance period, and
(ii) 50% of the target award will vest based on the Company’s TSR relative to the stockholder return of the Performance Peer Group (set forth below) during the performance period, subject to each executive’s continued service.
Use of these weightings allows the Compensation Committee to consider the Company’s performance against the broader industry by reviewing its performance against the Nareit Equity Market Index as well as to consider the Company’s performance against a more focused net lease Performance Peer Group that is more closely aligned to the Company’s business. For purposes of the peer group weighting, the Company selected REITs that are in the triple net lease business for inclusion in the “Performance Peer Group” consisting of:

Agree Realty Corp.	Realty Income Corporation	STORE Capital Corporation
Lexington Realty Trust	Spirit Realty Capital, Inc.	W.P. Carey, Inc.
National Retail Properties, Inc.
Under the awards, TSR is calculated as the stock price appreciation from the beginning to the end of the period, plus dividends and distributions made or declared during the period (assuming such dividends or distributions are reinvested in common stock), expressed as a percentage return. If performance falls between the points specified below, the percentage of restricted stock units that will vest will be determined using linear interpolation between such points.

Nareit Equity Market Index (50% Weighting)

Company TSR Percentile	Vesting Percentage (as a percentage of Target Award)
> 65th Percentile	160%
60th Percentile	130%
55th Percentile	100%
45th Percentile	75%
> 35th Percentile	50%
< 35th Percentile	0%

Performance Peer Group (50% Weighting)

Company TSR vs. Performance Peer Group 55th Percentile (Percentage Point Difference)	Vesting Percentage (as a percentage of Target Award)
> + 6% points	160%
+ 3% points	130%
0% points (performance = 55th percentile)	100%
-2.5% points	75%
> -5% points	50%
< -5% points	0%

2015 Performance-Based Restricted Stock Units. As previously disclosed in the Company’s proxy statement filed with the SEC on March 22, 2016, in 2015, the Compensation Committee awarded performance-based restricted stock units which had a three-year performance period of April 1, 2015 to December 31, 2017. The target award of the 2015 performance-based restricted stock units was eligible to vest in an amount ranging from 0% to 200% based on the Company’s achievement as compared to the Nareit Equity Market Index (weighted 50%) and the Performance Peer Group (weighted 50%). The Performance Peer Group for the 2015 performance-based restricted stock units was the same as the 2017 performance-based restricted stock units. Following the completion of the performance period, the Compensation Committee determined that the vesting criteria for the 2015 performance-based restricted stock units had not been met and the awards did not vest and were cancelled.
Executive Equity Ownership Guidelines
In order to further foster the strong ownership culture among our senior executive management team and ensure the continued direct alignment of management and stockholder interests, we have adopted executive equity ownership guidelines requiring that our executive officers maintain a minimum ownership level of equity in the Company. The equity ownership requirements for our executives are as follows:

Chief Executive Officer	6 times annual base salary
Chief Financial Officer	3 times annual base salary
All Other Executive Officers	2 times annual base salary
Executive officers have five years from the date of becoming an executive officer to satisfy the ownership requirement. To the extent an officer has not achieved compliance with these guidelines, he or she is required to hold 70% of any vested equity awards (exclusive of any shares withheld to satisfy tax withholding obligations). As of December 31, 2017, all of the officers subject to the equity ownership guidelines either met the requirements or were within the permitted period to satisfy the ownership requirements.
We have also adopted equity ownership guidelines for our Board of Directors. See “Compensation of the Board of Directors — Director Stock Ownership Guidelines.”
Employment Agreements
The Company has entered into an employment agreement with each of our NEOs. These agreements provide for a minimum base salary, an initial target annual incentive bonus opportunity, as well as long-term equity incentive awards that will be determined on the same basis as equity awards made generally to other senior executives of the Company. In February 2018, the Compensation Committee approved an amendment to Mr. Rufrano’s employment agreement to extend the term of his employment agreement for an additional three-years. See “Compensation Tables — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for additional information about the employment agreements.
In addition, the employment agreements provide for reasonable severance benefits upon involuntary termination of employment or termination by the executive for Good Reason as defined in the agreement (including for Mr. Rufrano upon termination within a Change in Control Period, as defined in his employment agreement). The Compensation Committee believes that such reasonable severance policies serve the interests of the stockholders as they reduce the risk and uncertainty for our executives, enabling them to focus on their duties without the distraction of worrying about their own employment status during times of transition. In February 2018, upon the review and assessment by Semler Brossy, the Compensation Committee approved amendments to the employment agreements for each of Ms. Goldberg and Messrs. Bartolotta, McDowell and Roberts to provide for certain payments upon qualifying terminations during a Change in Control in order to align these executives’ employment agreements with market practices. See “Payments Upon Termination or Change in Control” for additional information about these reasonable severance benefits.
Clawback Policy
On February 22, 2017, the Board of Directors, upon a recommendation from the Compensation Committee, adopted a clawback policy in advance of the SEC adopting final rules and regulations related thereto, as the Board determined that it was in the best interests of the Company and its stockholders to adopt such a policy providing for the recoupment of officer compensation in the event the Company is required to prepare a financial restatement due to the material non-compliance of the Company with any financial reporting requirement. In such an event, the Compensation Committee may require any of the Company’s officers subject to the reporting requirements of Section 16 of Exchange Act to repay or forfeit to the Company that part of his or her incentive compensation received by the officer during the three-year period preceding the publication of the restated financial statements.

Analysis of Risk Associated with Our Executive Compensation Program
Our Compensation Committee has discussed the concept of risk as it relates to our executive compensation program, including with its independent advisor Semler Brossy, and the Compensation Committee does not believe our executive compensation program encourages excessive or inappropriate risk taking for the reasons stated below.
We structure our pay to consist of both fixed and variable compensation. The fixed portion (base salary) of compensation is designed to provide a base level of income regardless of our financial or share price performance. The variable portions of compensation (annual incentive bonus and long-term equity incentive awards) are designed to encourage and reward both short and long-term corporate performance. For short-term performance, the annual incentive bonus is awarded based on assessments of performance during the prior year which include a balance of financial and non-financial objectives. In addition, payouts under the annual incentive bonus are capped for all officers. For long-term performance, equity awards comprise a mix of time-based and performance-based awards which limit incentives for risk taking. Time-based equity awards generally vest over three years and performance-based equity awards vest based on the Company’s TSR as compared to two different independent peer sets and are subject to a maximum vesting percentage if the performance criteria is met.
As noted above, the Company has also adopted good governance practices which mitigate against undue risk taking including benchmarking executive compensation, robust stock ownership guidelines, prohibition against pledging and hedging Company securities and adoption of a clawback policy.
Overall, our executive compensation program is structured to achieve its objectives by (i) providing incentives to our NEOs to manage the Company for the creation of long-term stockholder value, (ii) avoiding the type of disproportionately large short-term incentives that could encourage our NEOs to take risks that may not be in the Company’s long-term interests, (iii) requiring our NEOs to maintain a significant investment in the Company and (iv) evaluating annually an array of performance criteria in determining executive compensation rather than focusing on a single metric.
Deductibility of Executive Compensation
The Compensation Committee’s policy is to consider the tax treatment of compensation paid to our executive officers while simultaneously seeking to provide our executives with appropriate rewards for their performance. The SEC requires that we comment upon our policy with respect to Section 162(m) of the Code, which limits the deductibility compensation of more than $1.0 million paid to any “covered employee” unless certain exceptions are met, primarily relating to “performance-based compensation.” Although certain qualifying “performance-based compensation” was previously exempt from this deduction limit, the recently-exacted Tax Cuts and Jobs Act made certain changes to Section 162(m) of the Code.  Pursuant to such changes, “performance-based compensation” is no longer exempt under Section 162(m) of the Code effective for tax years beginning after

January 1, 2017, subject to a transition rule for written binding contracts which were in effect on November 2, 2017 and which were not modified in any material respect on or after such date.

We are continuing to assess the impact of Section 162(m) of the Code on our compensation arrangements; however, we believe that, because we intend to maintain our qualification as a REIT under the Code and pay distributions sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect our net income.  In addition, substantially all of the services rendered by our executive officers are performed on behalf of the Operating Partnership, of which we are the sole general partner (or its subsidiaries, including one or more of our taxable REIT subsidiaries). The Internal Revenue Service has issued a series of private letter rulings which indicate that compensation paid by an operating partnership to executive officers of a REIT that serves as its general partner is not subject to the limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the REIT’s operating partnership. We have not obtained a ruling on this issue, but have no reason to believe that the same conclusion would not apply to us. To the extent, however, that compensation paid to our executive officers becomes subject to and does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital.  We do not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder.  For these reasons, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m) of the Code.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Julie G. Richardson (Chair)
Mary Hogan Preusse
Richard Lieb
Mark S. Ordan

COMPENSATION TABLES
Summary Compensation Table
The following table summarizes the total compensation paid to or earned by our NEOs for the years ended 2017, 2016 and 2015.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)(2)	Stock Awards(3) ($)	All Other Compensation(4) ($)	Total Compensation ($)
Glenn J. Rufrano(5) Chief Executive Officer	2017	1,000,000	2,000,000	5,022,474	181,518	8,203,992
	2016	1,000,000	1,500,000	5,651,730	70,329	8,222,059
	2015	750,000	1,500,000	6,545,845	75,820	8,871,665
Michael J. Bartolotta(6) Executive Vice President (“EVP”), Chief Financial Officer	2017	500,000	835,000	1,103,712	51,671	2,490,383
	2016	500,000	725,000	860,828	19,769	2,105,597
	2015	121,154	468,750	712,666	9,661	1,312,231
Lauren Goldberg(7) EVP, General Counsel and Secretary	2017	495,833	660,000	1,003,375	31,302	2,190,510
	2016	470,833	525,000	813,005	16,329	1,825,167
	2015	269,423	450,000	659,233	28,906	1,407,562
Paul H. McDowell EVP, Chief Operating Officer	2017	500,000	705,000	1,028,459	38,696	2,272,155
	2016	499,518	550,000	836,909	69,008	1,955,435
	2015	497,110	500,000	341,014	66,021	1,404,145
Thomas W. Roberts EVP, Chief Investment Officer	2017	500,000	800,000	1,354,547	88,321	2,742,868
	2016	500,000	600,000	1,147,766	101,122	2,348,888
	2015	475,000	500,000	1,136,729	70,528	2,182,257
__________________________

(1)	Reflects actual salary earned while employed by the Company.

(2)
Represents performance-based annual incentive cash bonuses that were earned during the specified year and paid in the following year. See “Compensation Discussion and Analysis-Elements of Compensation-Annual Incentive Bonus” for a discussion of each NEO’s actual cash bonus relative to his or her target bonus for 2017.

(3)
Reflects the grant date fair value of stock awards computed in accordance with ASC Topic 718, without regard to forfeitures. For further information on how we account for stock-based compensation and the assumptions used, see “Note 17 - Equity-based Compensation” to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 22, 2018. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual values, if any, that will be realized by the executives. The underlying grants are presented in further detail in the “Grants of Plan-Based Awards” table below. The maximum payouts under the 2017 performance-based portion of the equity awards for each of the NEOs, based upon the grant date fair value of stock awards computed in accordance with ASC Topic 718, without regard to forfeitures, would be as follows: Mr. Rufrano - $5.4 million, Mr. Bartolotta - $0.9 million, Ms. Goldberg - $0.8 million, Mr. McDowell - $0.8 million and Mr. Roberts - $1.1 million.

With respect to the 2015 performance-based restricted stock units awarded by the Compensation Committee in 2015, which represented two-thirds of each executive’s 2015 long-term equity incentive award and are included for fiscal year 2015, the awards had a three-year performance period of April 1, 2015 to December 31, 2017. Following the completion of the performance period, the Compensation Committee determined that the vesting criteria for the 2015 performance-based restricted stock units had not been met and the awards did not vest and were canceled. For additional information about these awards, see the “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Equity Incentive Awards” herein.

(4)
The table below shows the components of “All Other Compensation” for 2017, which includes dividends or dividend equivalents paid on stock awards, 401(k) matching contributions and other taxable fringe benefits.

Name	Dividends/Dividend Equivalents Paid on Stock Awards ($)	401(k) Match($)	Other($)±	Total($)
Glenn J. Rufrano	156,467	6,750	18,302	181,519
Michael J. Bartolotta	21,114	6,750	23,807	51,671
Lauren Goldberg	17,068	6,750	7,484	31,302
Paul H. McDowell	14,343	6,750	17,603	38,696
Thomas W. Roberts	73,646	6,750	7,925	88,321
__________________________
± Includes amounts related to Company-paid long-term and short-term disability and group term life insurance.

(5)	Mr. Rufrano commenced his employment on April 1, 2015.

(6)	Mr. Bartolotta commenced his employment on October 5, 2015.

(7)	Ms. Goldberg commenced her employment on May 26, 2015.

Grants of Plan-Based Awards
The following table sets forth information with respect to the awards granted to NEOs during the fiscal year ended December 31, 2017.

Name	Grant Date	Approval Date	Estimated Future Payouts under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold (#)	Target (#)	Maximum (#)
Glenn J. Rufrano	02/22/2017	02/21/2017	93,633	374,532	599,251	—	3,355,807
	02/22/2017	02/21/2017	—	—	—	187,266	1,666,667
Michael J. Bartolotta	02/22/2017	02/21/2017	15,450	61,798	98,877	—	553,710
	02/22/2017	02/21/2017	—	—	—	61,798	550,002
Lauren Goldberg	02/22/2017	02/21/2017	14,045	56,180	89,888	—	503,373
	02/22/2017	02/21/2017	—	—	—	56,180	500,002
Paul H. McDowell	02/22/2017	02/21/2017	14,396	57,584	92,134		515,953
	02/22/2017	02/21/2017				57,585	512,507
Thomas W. Roberts	2/22/2017	02/21/2017	18,961	75,842	121,347	—	679,544
	2/22/2017	02/21/2017	—	—	—	75,843	675,003
__________________________

(1)
Represents performance-based restricted stock units granted under the Equity Plan during 2017. These restricted stock units vest based on the achievement of certain performance conditions, which are based on the Company’s TSR relative to its peers and the Nareit Equity Market Index over a three-year period from January 1, 2017 to December 31, 2019. These amounts exclude dividend equivalent rights which are eligible to vest upon the conclusion of the applicable performance period. The target and maximum amounts correspond to the number of restricted stock units that would be earned in the event that specified performance goals are achieved. For more information on performance-based restricted stock units, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Equity Incentive Award.”

(2)
Represents time-based restricted stock units granted under the Equity Plan during 2017. These restricted stock units vest in equal installments on each of the first three anniversaries of February 23, 2017. For more information on time-based restricted stock units, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Equity Incentive Award.”

(3)
Represents time-based and performance-based restricted stock units granted under the Equity Plan during 2017. The grant date fair value of each award was computed in accordance with ASC Topic 718, without regard to forfeitures. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual values, if any, that will be realized by the NEOs.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Below is a summary of the employment agreements with our NEOs.
Glenn J. Rufrano
Pursuant to an employment agreement with the Company, effective as of April 1, 2015 and with a three-year term, Mr. Rufrano receives an annual base salary of not less than $1,000,000. Commencing in 2016, Mr. Rufrano’s base salary is reviewed at least annually to determine if his base salary should be increased in the discretion of the Compensation Committee. Mr. Rufrano is also eligible to receive an annual cash bonus with an initial target annual payment equal to 150% of his annual base salary based upon the achievement of performance goals established by the Compensation Committee. Mr. Rufrano will receive an annual long-term incentive equity award with respect to shares of common stock for each calendar year during the term of his employment (an “Annual LTI Award”), with a minimum target fair market value as of the date of the grant of $6,000,000. As reported in the Grants of Plan-Based Awards Table above, Mr. Rufrano agreed to an award below that amount in 2017 in order to provide for competitive increases for the Company’s other senior executives and members of management without increasing the overall cost structure for the Company. Subject to Mr. Rufrano’s continued employment, one-third of each of the Annual LTI Awards is subject to time-based vesting in equal installments on each of the first three anniversaries of the grant date, and two-thirds of each such award will vest based on the achievement of certain performance conditions as described above under “Compensation Discussion and Analysis - Long-Term Equity Incentive Awards.” Annual LTI Awards include Mr. Rufrano’s right to receive dividend equivalent rights with respect to the shares subject to the award, which will be subject to the same vesting conditions as the underlying shares.
Mr. Rufrano is subject to non-compete and non-solicitation for a period of two years after his termination of employment (or for a period of one year thereafter, in the event that the Company does not renew Mr. Rufrano’s employment term other than during a Change in Control Period (as defined in his employment agreement)).
On February 21, 2018, the term of Mr. Rufrano’s employment agreement was extended for an additional three-year term.
Michael J. Bartolotta
Pursuant to an employment agreement with the Company, effective as of October 5, 2015, Mr. Bartolotta is entitled to a minimum annual base salary of $500,000 and is eligible to receive an initial target annual cash bonus equal to 125% of his base salary. Mr. Bartolotta is also eligible to receive annual long-term incentive equity awards for each calendar year of employment, as may be determined by the Compensation Committee in consultation with the Chief Executive Officer and will be determined on the same basis as equity awards made generally to other senior executives of the Company.
Mr. Bartolotta is subject to twelve months of non-compete and non-solicitation following the termination of his employment.
Lauren Goldberg
Pursuant to an employment agreement with the Company, effective as of May 26, 2015, as amended on February 23, 2016, Ms. Goldberg is entitled to receive a minimum annual base salary of $450,000 and is eligible to receive an initial target annual bonus equal to 100% of her base salary. She will be eligible to receive annual long-term equity awards for each calendar year of employment, as may be determined by the Compensation Committee in consultation with the Chief Executive Officer and will be determined on the same basis as equity awards made generally to other senior executives of the Company.
Ms. Goldberg is subject to twelve months of non-compete and non-solicitation following the termination of her employment.
Paul H. McDowell
Effective as of February 23, 2016, Mr. McDowell and the Company entered into an amended and restated employment agreement which superseded and replaced in all respects the prior employment agreement with the Company, effective as of January 8, 2014. Pursuant to the employment agreement, Mr. McDowell is entitled to receive a minimum annual base salary of $500,000 and is eligible to receive an initial target annual bonus equal to 100% of his base salary, which was increased by the Compensation Committee to 110% of his base salary in February 2017 to better align his total cash compensation with the external market. He will be eligible to receive annual long-term equity awards for each calendar year of employment, as may be determined by the Compensation Committee in consultation with the Chief Executive Officer and will be determined on the same basis as equity awards made generally to other senior executives of the Company.
Mr. McDowell is subject to twelve months of non-compete and non-solicitation following the termination of his employment.
Thomas W. Roberts
Effective as of February 23, 2016, Mr. Roberts and the Company entered into an amended and restated employment agreement which superseded and replaced in all respects his prior employment agreement with the Company, effective as of April 1, 2015. Pursuant to his employment agreement, Mr. Roberts is entitled to receive a minimum annual base salary of $500,000 and is eligible to receive an initial target annual bonus of up to 100% of his base salary, which was increased by the Compensation Committee to 115% of his base salary in February 2017 to better align his total cash compensation with the external market. Mr. Roberts is also eligible to receive annual long-term incentive equity awards for each calendar year of employment, as may be determined by the Compensation Committee in consultation with the Chief Executive Officer and will be determined on the same basis as equity awards made generally to other senior executives of the Company.
Mr. Roberts is subject to twelve months of non-compete and non-solicitation following the termination of his employment.

Outstanding Equity Awards at Fiscal Year End
The following table provides a summary of restricted shares of common stock or restricted stock units issued to NEOs, which had not vested as of December 31, 2017. The market value of restricted stock and restricted stock unit awards is based on the closing price of the Company’s common stock on December 29, 2017, the last business day of the 2017 fiscal year, which was $7.79.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Glenn J. Rufrano	471,772	3,675,104	886,696	6,907,362
Michael J. Bartolotta	109,800	855,342	119,417	930,258
Lauren Goldberg	99,824	777,629	110,598	861,558
Paul H. McDowell	98,343	766,092	113,602	884,960
Thomas W. Roberts	161,811	1,260,508	152,667	1,189,276
__________________________

(1)
The following table presents by grant date the number of shares of time-based restricted stock and restricted stock units outstanding, including the applicable vesting conditions, as of December 31, 2017. Awards will generally vest in equal installments on the anniversary of the date of grant over the applicable vesting period as noted below.

Name	Grant Date	Type of Award	Number of Time-Based Shares or Restricted Stock Units That Have Not Vested (#)	Ratable Vesting on the Anniversary of the Grant Date for the Following Years
Glenn J. Rufrano	February 22, 2017	Restricted Stock Units	187,266	Three†
	February 23, 2016	Restricted Stock Units	170,721	Three
	May 11, 2015	Restricted Stock Units	113,785	Three‡
Michael J. Bartolotta	February 22, 2017	Restricted Stock Units	61,798	Three†
	February 23, 2016	Restricted Stock Units	38,412	Three
	October 5, 2015	Restricted Stock Units	9,590	Three
Lauren Goldberg	February 22, 2017	Restricted Stock Units	56,180	Three†
	February 23, 2016	Restricted Stock Units	36,278	Three
	May 26, 2015	Restricted Stock Units	7,366	Three
Paul H. McDowell	February 22, 2017	Restricted Stock Units	57,585	Three†
	February 23, 2016	Restricted Stock Units	37,345	Three
	April 1, 2015	Restricted Stock Units	3,413	Three
Thomas W. Roberts	February 23, 2017	Restricted Stock Units	75,843	Three†
	February 23, 2016	Restricted Stock Units	51,216	Three
	May 11, 2015	Restricted Stock Units	11,378	Three‡
	February 14, 2014	Restricted Stock	23,374	Five

__________________________
†Such restricted stock units vest in three equal installments on the first, second and third anniversaries of February 23, 2017.
‡Such restricted stock units vest in three equal installments on each of the first, second and third anniversaries of April 1, 2015.

(2)
Represents restricted stock units that will vest subject to the achievement of certain performance conditions at target levels for awards granted in 2016 and 2017. The performance conditions are based on the Company’s TSR relative to its peers and the Nareit Equity Market Index. The performance period for awards granted in 2017 is January 1, 2017 to December 31, 2019 and for awards granted in 2016 is January 1, 2016 to December 31, 2018. The amounts do not include awards granted in 2015 (performance period was April 1, 2015 to December 31, 2017) as the Company determined that the vesting criteria had not been satisfied and the awards did not vest.

Stock Vested
The following table provides a summary of the restricted shares of common stock and restricted stock units issued to NEOs, which vested during the fiscal year ended December 31, 2017.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Glenn J. Rufrano	199,146	1,728,308
Michael J. Bartolotta	28,798	251,603
Lauren Goldberg	25,507	223,357
Paul H. McDowell	27,808	244,420
Thomas W. Roberts	104,916	899,960
__________________________

(1)	Value realized on vesting is calculated based on the per share closing market price of the Company’s common stock on the vesting date, which ranged from $8.33 to $8.93 per share.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Employment Agreements
Below is a summary of the employment agreements with our NEOs and the potential payments to each NEO upon his or her termination, including in connection with a change in control.
Glenn J. Rufrano
Mr. Rufrano is party to an employment agreement with the Company which became effective on April 1, 2015, and was amended on February 21, 2018. For purposes of the “Termination Scenario Table” below, we have presented Mr. Rufrano’s termination scenarios as set forth in his employment agreement that was in effect as of December 31, 2017.
Death or Disability. If Mr. Rufrano’s employment is terminated due to his death or at the election of the Company due to his Disability (as defined in his employment agreement), Mr. Rufrano will be entitled to “Accrued Benefits” comprised of (i) any earned and accrued but unpaid base salary through the termination date, (ii) reimbursement for any unreimbursed business expenses incurred through the termination date and (iii) all other applicable payments or benefits to which Mr. Rufrano is entitled under the terms of any applicable compensation arrangement, benefit plan or program. Mr. Rufrano will also be entitled to any accrued but unpaid annual cash bonus for the year prior to the year of termination, if applicable, and all outstanding and unvested equity award granted to Mr. Rufrano will vest on a pro rata basis calculated by dividing the number of whole months elapsed from the issuance of the award until the termination date by the number of whole months in the applicable vesting period for such time-based award or the performance measurement period of a performance-based award (with performance criteria assumed to be achieved at target levels).
Termination by the Company without Cause or Resignation for Good Reason (other than during a Change in Control Period). If Mr. Rufrano’s employment is terminated other than during the period beginning 120 days prior to, and ending 24 months following, a Change in Control (as defined in his employment agreement) by the Company without Cause (as defined in his employment agreement) or if Mr. Rufrano resigns for Good Reason (as defined in his employment agreement), Mr. Rufrano will be entitled to (i) Accrued Benefits, (ii) any earned and accrued but unpaid annual cash bonus for the year prior to the year of termination, (iii) an amount equal to two times the sum of his then-effective annual base salary and target annual cash bonus for the year of termination (provided that for purposes of calculating this amount, the target annual cash bonus shall not be less than 150% of Mr. Rufrano’s annual rate of base salary amount), (iv) vesting of 100% (or, after the initial three-year term of the agreement, a pro rata portion) of his then-outstanding unvested equity awards (with performance criteria assumed to be achieved at target levels) and (v) continued group medical coverage until the earlier of 18 months following the termination date or such time as Mr. Rufrano secures other medical coverage.
Termination by the Company without Cause or Resignation for Good Reason (during a Change in Control Period). If Mr. Rufrano’s employment is terminated during a Change in Control Period by the Company without Cause or due to the non-renewal of the employment agreement by the Company or if Mr. Rufrano resigns for Good Reason, Rufrano will be entitled to (i) Accrued

Benefits, (ii) any earned and accrued but unpaid annual cash bonus for the year prior to the year of termination, (iii) an amount equal to three times the sum of his then-effective annual base salary and target annual cash bonus for the year of termination (provided that for purposes of calculating this amount, the target annual cash bonus shall not be less than 150% of Mr. Rufrano’s annual rate of base salary amount) and (iv) vesting of 100% of his then-outstanding unvested equity awards (with performance criteria assumed to be achieved at target levels).
Termination by the Company for Cause, Resignation without Good Reason or Non-Renewal by Mr. Rufrano. If Mr. Rufrano’s employment is terminated by the Company for Cause, by Mr. Rufrano without Good Reason or upon the non-renewal of the employment term by Mr. Rufrano, the Company will pay Mr. Rufrano only Accrued Benefits and Mr. Rufrano will forfeit all unvested equity awards.
Termination by Non-Renewal by the Company. If Mr. Rufrano’s employment is terminated upon the non-renewal of the employment agreement by the Company (other than during a Change in Control Period), Mr. Rufrano will be entitled to (i) Accrued Benefits, (ii) any earned and accrued but unpaid annual cash bonus for the year prior to the year of termination and (iii) an amount equal to the sum of his annual base salary and target annual cash bonus.
In order to receive the payments under his employment agreement (excluding any Accrued Benefits Mr. Rufrano may be entitled to receive), Mr. Rufrano must execute and not revoke a general release and waiver agreement which includes a confirmation of his confidentiality, non-competition and non-solicitation obligations of his employment agreement.
Michael J. Bartolotta
Mr. Bartolotta is party to an employment agreement with the Company which became effective on October 5, 2015, and was amended on February 21, 2018. For purposes of the “Termination Scenario Table” below, we have presented Mr. Bartolotta’s termination scenarios as set forth in his employment agreement that was in effect as of December 31, 2017.
Death or Disability. If Mr. Bartolotta’s employment is terminated due to his death or disability, then Mr. Bartolotta will be entitled to “Accrued Benefits” comprised of (i) any unpaid base salary through the termination date, (ii) reimbursement for any unreimbursed business expenses incurred through the termination date and (iii) all other payments or benefits to which Mr. Bartolotta is entitled under the terms of any applicable compensation arrangement or benefit plan or program. Mr. Bartolotta will also be entitled to any accrued but unpaid annual bonus for the year prior to the year of termination, if applicable, and any outstanding equity awards granted to Mr. Bartolotta prior to the third anniversary of the effective date of his employment agreement will vest on a pro rata basis calculated by dividing the number of whole months elapsed from the issuance of the award until the termination date by the number of whole months in the applicable vesting period for such time-based award or the performance measurement period of a performance-based award (with performance criteria assumed to be achieved at target levels).
Termination by the Company without Cause or by Mr. Bartolotta for Good Reason. If Mr. Bartolotta’s employment is terminated by the Company without Cause (as defined in his employment agreement) or by Mr. Bartolotta for Good Reason (as defined in his employment agreement), then Mr. Bartolotta will be eligible to (i) the Accrued Benefits, (ii) any accrued but unpaid annual bonus for the year prior to the year of termination, (iii) an amount equal to the sum of his annual base salary and target bonus for the year of termination and (iv) continued medical coverage, at the same cost to Mr. Bartolotta as if he were an active employee, until the earliest of: (x) one year following the date of the termination; (y) such time as Mr. Bartolotta secures other medical coverage or (z) the end of the COBRA continuation period. In addition, all outstanding equity awards granted to Mr. Bartolotta prior to the third anniversary of the effective date of his employment agreement will vest in full for unvested time-based equity awards and will vest at target levels for unvested performance-based equity awards (assuming the performance criteria had been achieved at target levels for such period).
In order to receive the payments under his employment agreement (excluding any Accrued Benefits Mr. Bartolotta may be entitled to receive), Mr. Bartolotta must execute and not revoke a general release and waiver agreement which includes a confirmation of his confidentiality, non-competition and non-solicitation obligations of his employment agreement.
Termination by the Company for Cause or Resignation without Good Reason. If Mr. Bartolotta’s employment is terminated by the Company for Cause or Mr. Bartolotta voluntarily resigns without good reason, then Mr. Bartolotta will be entitled only to Accrued Benefits and he will forfeit all unvested equity awards.
Lauren Goldberg
Ms. Goldberg is party to an employment agreement with the Company which became effective on May 26, 2015, as amended on February 23, 2016 and on February 21, 2018. For purposes of the “Termination Scenario Table” below, we have presented Ms. Goldberg’s termination scenarios as set forth in her employment agreement that was in effect as of December 31, 2017.

Death or Disability. If Ms. Goldberg’s employment is terminated due to her death or disability, then Ms. Goldberg will be entitled to “Accrued Benefits” comprised of (i) any unpaid base salary through the termination date, (ii) reimbursement for any unreimbursed business expenses incurred through the termination date and (iii) all other payments or benefits to which Ms. Goldberg is entitled under the terms of any applicable compensation arrangement or benefit plan or program. Ms. Goldberg will also be entitled to any accrued but unpaid annual bonus for the year prior to the year of termination, if applicable, and any outstanding equity awards granted to Ms. Goldberg prior to the third anniversary of the effective date of her employment agreement will vest on a pro rata basis calculated by dividing the number of whole months elapsed from the issuance of the award until the termination date by the number of whole months in the applicable vesting period for such time-based award or the performance measurement period of a performance-based award (with performance criteria assumed to be achieved at target levels).
Termination by the Company without Cause or by Ms. Goldberg for Good Reason. If Ms. Goldberg’s employment is terminated by the Company without Cause (as defined in her employment agreement) or by Ms. Goldberg for Good Reason (as defined in her employment agreement), then Ms. Goldberg will be entitled to (i) the Accrued Benefits, (ii) any accrued but unpaid annual bonus for the year prior to the year of termination, (iii) an amount equal to the sum of her annual base salary and target bonus for the year of termination and (iii) continued medical coverage, at the same cost to Ms. Goldberg as if she were an active employee, until the earliest of: (x) one year following the date of the termination; (y) such time as Ms. Goldberg secures other medical coverage or (z) the end of the COBRA continuation period. In addition, all outstanding equity awards granted to Ms. Goldberg prior to the third anniversary of the effective date of her employment agreement will vest in full for unvested time-based equity awards and will vest at target levels for unvested performance-based equity awards (assuming the performance criteria had been achieved at target levels for such period).
In order to receive the payments under her employment agreement (excluding any Accrued Benefits Ms. Goldberg may be entitled to receive), Ms. Goldberg must execute and not revoke a general release and waiver agreement which includes a confirmation of her confidentiality, non-competition and non-solicitation obligations of her employment agreement.
Termination by the Company for Cause or Resignation without Good Reason. If Ms. Goldberg’s employment is terminated by the Company for Cause or Ms. Goldberg voluntarily resigns without good reason, then Ms. Goldberg will be entitled only to Accrued Benefits and she will forfeit all unvested equity awards.
Paul H. McDowell
Mr. McDowell is party to an employment agreement with the Company which became effective on February 23, 2016, and was amended on February 21, 2018. For purposes of the “Termination Scenario Table” below, we have presented Mr. McDowell’s termination scenarios as set forth in his employment agreement that was in effect as of December 31, 2017.
Death or Disability. If Mr. McDowell’s employment is terminated due to his death or disability, then Mr. McDowell will be entitled to “Accrued Benefits” comprised of (i) any unpaid base salary through the termination date, (ii) reimbursement for any unreimbursed business expenses incurred through the termination date and (iii) all other payments or benefits to which Mr. McDowell is entitled under the terms of any applicable compensation arrangement or benefit plan or program. Mr. McDowell will also be entitled to any accrued but unpaid annual bonus for the year prior to the year of termination, if applicable, and any outstanding equity awards granted to Mr. McDowell on or after the effective date of his employment agreement, but prior to April 1, 2018, will vest on a pro rata basis calculated by dividing the number of whole months elapsed from the issuance of the award until the termination date by the number of whole months in the applicable vesting period for such time-based award or the performance measurement period of a performance-based award (with performance criteria assumed to be achieved at target levels).
Termination by the Company without Cause or by Mr. McDowell for Good Reason. If Mr. McDowell’s employment is terminated by the Company without Cause (as defined in his employment agreement) or by Mr. McDowell for Good Reason (as defined in his employment agreement), then Mr. McDowell will be entitled to (i) the Accrued Benefits, (ii) any accrued but unpaid annual bonus for the year prior to the year of termination, (iii) an amount equal to the sum of his annual base salary and target bonus for the year of termination and (iv) continued medical coverage, at the same cost to Mr. McDowell as if he were an active employee, until the earliest of: (x) one year following the date of the termination; (y) such time as Mr. McDowell secures other medical coverage or (z) the end of the COBRA continuation period. In addition, all outstanding equity awards granted to Mr. McDowell on or after the effective date of his employment agreement, but prior to April 1, 2018, will vest in full for unvested time-based equity awards and will vest at target levels for unvested performance-based equity awards (assuming the performance criteria had been achieved at target levels for such period).
In order to receive the payments under his employment agreement (excluding any Accrued Benefits Mr. McDowell may be entitled to receive), Mr. McDowell must execute and not revoke a general release and waiver agreement which includes a confirmation of his confidentiality, non-competition and non-solicitation obligations of his employment agreement.

Termination by the Company for Cause or Resignation without Good Reason. If Mr. McDowell’s employment is terminated by the Company for Cause or Mr. McDowell voluntarily resigns without good reason, then Mr. McDowell will be entitled only to Accrued Benefits and he will forfeit all unvested equity awards.
Thomas W. Roberts
Mr. Roberts is party to an employment agreement with the Company which became effective on February 23, 2016, and was amended on February 21, 2018. For purposes of the “Termination Scenario Table” below, we have presented Mr. Roberts’ termination scenarios as set forth in his employment agreement that was in effect as of December 31, 2017.
Death or Disability. If Mr. Roberts’ employment is terminated due to his death or disability, then Mr. Roberts will be entitled to “Accrued Benefits” comprised of (i) any unpaid base salary through the termination date, (ii) reimbursement for any unreimbursed business expenses incurred through the termination date and (iii) all other payments or benefits to which Mr. Roberts is entitled under the terms of any applicable compensation arrangement or benefit plan or program. Mr. Roberts will also be entitled to any accrued but unpaid annual bonus for the year prior to the year of termination, if applicable, and any outstanding equity awards granted to Mr. Roberts on or after the effective date of his employment agreement, but prior to April 1, 2018, will vest on a pro rata basis calculated by dividing the number of whole months elapsed from the issuance of the award until the termination date by the number of whole months in the applicable vesting period for such time-based award or the performance measurement period of a performance-based award (with performance criteria assumed to be achieved at target levels).
Termination by the Company without Cause or by Mr. Roberts for Good Reason. If Mr. Roberts’ employment is terminated by the Company without Cause (as defined in his employment agreement) or by Mr. Roberts for Good Reason (as defined in his employment agreement), then Mr. Roberts will be entitled to (i) the Accrued Benefits, (ii) any accrued but unpaid annual bonus for the year prior to the year of termination, (iii) an amount equal to the sum of his annual base salary and target bonus for the year of termination and (iv) continued medical coverage, at the same cost to Mr. Roberts as if he were an active employee, until the earliest of: (x) one year following the date of the termination; (y) such time as Mr. Roberts secures other medical coverage or (z) the end of the COBRA continuation period. In addition, all outstanding equity awards granted to Mr. Roberts on or after the effective date of his employment agreement, but prior to April 1, 2018, will vest in full for unvested time-based equity awards and will vest at target levels for unvested performance-based equity awards (assuming the performance criteria had been achieved at target levels for such period).
In order to receive the payments under his employment agreement (excluding any Accrued Benefits Mr. Roberts may be entitled to receive), Mr. Roberts must execute and not revoke a general release and waiver agreement which includes a confirmation of his confidentiality, non-competition and non-solicitation obligations of his employment agreement.
Termination by the Company for Cause or Resignation without Good Reason. If Mr. Roberts’ employment is terminated by the Company for Cause or Mr. Roberts voluntarily resigns without good reason, then Mr. Roberts will be entitled only to Accrued Benefits and he will forfeit all unvested equity awards.
On February 21, 2018, the employment agreements for each of Ms. Goldberg and Messrs. Bartolotta, McDowell and Roberts were amended to provide that if the executives are terminated by the Company without Cause or by the executive for Good Reason during a Change in Control (as defined in their employment agreements), then in addition to “Accrued Benefits,” the executives would be entitled to an amount equal to two times the sum of their then-effective annual base salary and target annual cash bonus for the year of termination. These amendments were not effective as of December 31, 2017 and are not included in the “Termination Scenario Table” below.

Termination Scenario Table
The table below provides certain estimates of the payments and benefits that would be provided to our NEOs in the event that a qualifying termination of employment or a change in control occurred, assuming that the triggering event took place on December 31, 2017. The value of vested equity is based on the closing price of the Company’s common stock on December 29, 2017, the last business day of the 2017 fiscal year, which was $7.79.

Name and Termination Scenario	Accrued Bonus ($)(1)	Severance ($)	Equity Awards ($)(2)	Accrued Benefits ($)(3)	Total Payout ($)
Glenn J. Rufrano
Death or Disability	2,000,000	—	5,713,201	76,923	7,790,124
Without Cause or Resignation for Good Reason (no Change in Control)	2,000,000	5,000,000	11,799,092	98,425	18,897,517
Without Cause or Resignation for Good Reason (Change in Control)	2,000,000	7,500,000	11,799,092	76,923	21,376,015
For Cause or Voluntary Resignation	—	—	—	76,923	76,923
Non-Renewal by the Company	2,000,000	2,500,000	—	76,923	4,576,923
Michael J. Bartolotta
Death or Disability	835,000	—	782,903	35,255	1,653,158
Without Cause or Resignation for Good Reason (with or without Change in Control)	835,000	1,125,000	1,971,079	45,316	3,976,395
For Cause or Voluntary Resignation	—	—	—	35,255	35,255
Lauren Goldberg
Death or Disability	660,000	—	754,742	38,462	1,453,204
Without Cause or Resignation for Good Reason (with or without Change in Control)	660,000	1,000,000	1,810,879	43,725	3,514,604
For Cause or Voluntary Resignation	—	—	—	38,462	38,462
Paul H. McDowell
Death or Disability	705,000	—	735,222	38,462	1,478,684
Without Cause or Resignation for Good Reason (with or without Change in Control)	705,000	1,050,000	1,813,965	47,076	3,616,041
For Cause or Voluntary Resignation	—	—	—	38,462	38,462
Thomas W. Roberts
Death or Disability	800,000	—	1,178,670	33,327	2,011,997
Without Cause or Resignation for Good Reason (with or without Change in Control)	800,000	1,075,000	2,666,843	41,989	4,583,832
For Cause or Voluntary Resignation	—	—	—	33,327	33,327
Change in Control(4)	—	—	185,297	—	185,297
__________________________

(1)	Includes the executives’ actual 2017 annual incentive bonus.

(2)
Includes the value of accelerating equity awards and dividend equivalents on restricted stock units. For Mr. Roberts, also includes dividends on awards of restricted stock. The amounts do not include performance-based restricted stock unit awards granted in 2015 (performance period was April 1, 2015 to December 31, 2017) as the Company determined that the vesting criteria had not been satisfied and the awards did not vest.

(3)	Reflects accrued vacation and/or medical coverage for the executive and his or her spouse and then-covered dependents.

(4)
A legacy equity award agreement contains a change in control provision that provides for the automatic vesting of all outstanding and unvested equity awards upon a Change of Control (as defined in the Company’s Equity Plan).

Pay Ratio Disclosure
Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the Company’s median employee annual total compensation to the annual total compensation of the Company’s principal executive officer, Mr. Rufrano, our Chief Executive Officer.

For fiscal year 2017, Mr. Rufrano had total compensation of approximately $8.2 million, as reflected in the Summary Compensation Table above. We estimate that the median annual compensation for all Company employees, excluding Mr. Rufrano, was $92,008 for 2017. As a result, Mr. Rufrano’s 2017 compensation was approximately 89 times that of the median annual compensation for all employees. As of December 31, 2017, we had 333 employees, including 331 full-time employees and two part-time employees. In determining the median employee, we utilized employees’ compensation as reported on their Form W-2s for the year ended December 31, 2017.

Under the SEC’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the elements of pay and benefits used, assumptions made and the use of statistical sampling. Further, each company has unique employee populations and compensation programs. As such our pay ratio may not be comparable to the pay ratio reported by other companies.

COMPENSATION OF THE BOARD OF DIRECTORS
Director Compensation
In January 2015, the Compensation Committee completed a review of the compensation arrangements for the Board of Directors as part of the overall review of the Company’s compensation practices and policies. The Compensation Committee engaged Semler Brossy to conduct a study of market practices based on the peer group approved for reviewing executive pay. Semler Brossy recommended a number of changes to make the compensation for directors consistent with best practices among the Company’s peers and the Compensation Committee recommended these changes to the full Board of Directors.
Effective January 1, 2015, upon consideration of and consistent with the recommendations of the Compensation Committee and Semler Brossy, the Board of Directors approved and adopted the following retainers and fees for each independent director:

•	$60,000 annual cash retainer (the “Annual Cash Board Retainer”);

•
meeting fees of $2,000 per in-person meeting and $1,500 per telephonic meeting for each meeting of the Board and of an established committee of the Board (the “Meeting Fees” and, together with the Annual Cash Board Retainer, the “Board Cash Compensation”); and

•	$110,000 annual equity retainer in the form of deferred stock units (the “Annual Equity Board Retainer”).

In addition, the director who serves as the non-Executive Chairman of the Board receives an annual cash retainer of $150,000; the director who serves as the chair of the Audit Committee receives an annual cash retainer of $20,000; the director who serves as the chair of the Compensation Committee receives an annual cash retainer of $15,000; and the director who serves as the chair of the Nominating and Corporate Governance receives an annual cash retainer of $10,000.

The Board Cash Compensation for 2017 was paid to the independent directors quarterly in arrears commencing with the end of the quarter ended March 31, 2017. The Annual Equity Board Retainer for 2017 was granted to each independent director on May 3, 2017. The Annual Equity Board Retainer will be made in subsequent years in connection with each regularly scheduled annual meeting of stockholders and, if an independent director is elected to the Board between annual meetings of stockholders, a pro-rata Annual Equity Board Retainer will be made at such independent director’s election measured from the effective date of the election to the one-year anniversary of the previous year’s annual meeting of stockholders.

The Annual Equity Board Retainer consists of deferred stock units. The deferred stock units, which vest upon issuance, will be settled three years from the date of grant or, if a director ends his or her tenure for any reason prior thereto, the end of his or her tenure. The deferred stock units entitle the holder to dividend equivalent payments consistent with the dividends paid on the Company’s common stock.

Independent directors may elect to participate in the Independent Directors’ Deferred Compensation Program (“Deferred Compensation Program”) whereby they receive deferred stock units in lieu of meeting fees and the Annual Cash Board Retainer, including any annual cash retainer for serving as Non-Executive Chairman or as chair of any of the Board committees, and the Annual Equity Board Retainer. If a director makes this election, he or she receives a quarterly issuance of deferred stock units equal to his or her aggregate deferred retainers and meeting fees for the prior calendar quarter divided by the closing price of the Company’s common stock on the NYSE on the last business day of a quarter. If an independent director elects to defer his or her Annual Equity Board Retainer, such director will receive deferred stock units that vest upon issuance but will settle at the earlier of the end of the director’s tenure, death or a change in control. The deferred stock units will be granted under the Equity Plan. The deferred stock units entitle the holder to receive on the last dividend payment date in the year, deferred stock units in an amount equal to the dividends paid on the Company’s common stock.

Director Compensation Table for 2017
The following table sets forth the information regarding the compensation of our directors who served during the fiscal year ended December 31, 2017:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total Compensation ($)
Glenn J. Rufrano(4)	—	—	—	—
Hugh R. Frater	233,500	110,000	18,773	362,273
Bruce D. Frank(5)	20,000	—	—	20,000
David B. Henry	105,500	110,000	17,095	232,595
Mary Hogan Preusse(6)	76,667	131,399	6,851	214,917
Richard Lieb(6)	98,222	131,399	6,851	236,472
Mark S. Ordan	100,500	110,000	18,655	229,155
Eugene A. Pinover	92,000	110,000	25,496	227,496
Julie G. Richardson	111,500	110,000	29,075	250,575
__________________________

(1)
For a description of the annual non-employee director retainer fees and related payments, please see “Compensation of the Board of Directors—Director Compensation.” Mr. Pinover and Ms. Richardson each elected to participate in the Deferred Compensation Program in 2017, and amounts in this column include amounts for Board Cash Compensation which were deferred. For Ms. Richardson, amounts in this column also include her annual cash retainer for service as the chair of the Compensation Committee which was deferred.

(2)
Reflects the grant date fair value of stock awards computed in accordance with ASC Topic 718, without regard to forfeitures. For further information on how we account for stock-based compensation and the assumptions used, see Note 16 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on February 22, 2018. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual amounts, if any, that will be recognized by the directors. Mr. Pinover and Ms. Richardson each elected to participate in the Deferred Compensation Program in 2017, and amounts in this column include only amounts for the Annual Equity Board Retainer which Mr. Pinover and Ms. Richardson each elected to defer. For Ms. Hogan Preusse and Mr. Lieb, these amounts also reflect prorated deferred stock units granted in connection with their appointment to the Board. Deferred stock units vest upon grant; therefore, none are outstanding as of December 31, 2017.

(3)
Reflects dividend equivalents on deferred stock units. In the case of Mr. Pinover and Ms. Richardson, also reflects the value of deferred stock units granted in lieu of dividend equivalents pursuant to their election to participate in the Deferred Compensation Program in 2017.

(4)	Mr. Rufrano did not receive any fees for serving as a director in 2017.

(5)	Effective February 23, 2017, Mr. Frank resigned from the Board.

(6)	Ms. Hogan Preusse and Mr. Lieb each were appointed to the Board effective on February 23, 2017.

Director Stock Ownership Guidelines

In 2015, our Board adopted guidelines encouraging each director to hold shares of the Company’s common stock. Each non-employee director of the Company is required to own common stock of the Company with a fair market value of at least five times the cash portion of his or her annual retainer. Each non-employee director has a phase-in period of five years from the date of his or her election to the Board to achieve the required minimum share ownership level. As of December 31, 2017, all of the non-employee directors subject to the equity ownership guidelines either met the requirements or were within the permitted period to satisfy the ownership requirements.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The table below presents the members of the Compensation Committee and their respective service terms. None of these persons had, at any time, served as an officer or employee of the Company and, during 2017, none of these persons had any relationships with the Company requiring disclosure under applicable rules and regulations of the SEC.

Name	Dates
Julie G. Richardson (Independent Director)(1)	April 1, 2015 - Present
Mary Hogan Preusse (Independent Director)	April 5, 2017 - Present
Richard Lieb (Independent Director)	April 5, 2017 - Present
Mark S. Ordan (Independent Director)	September 29, 2015 - Present
__________________________

(1)	Ms. Richardson has served as the Chair of the Compensation Committee since September 29, 2015.

PROPOSAL 3
NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to vote on a non-binding advisory resolution approving the named executive officers’ compensation described herein. This proposal, known as a “say on pay” proposal, gives the Company’s stockholders the opportunity to express their views on named executive officer’s compensation.
The Board believes that the information provided in the Compensation Discussion and Analysis demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation. In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve, on a non-binding, advisory basis, the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, the compensation table and related narrative discussion, is hereby approved.”
While the say-on-pay vote is advisory and will be non-binding, the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers. Unless the Board modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2019 annual meeting of stockholders, and the next advisory vote on the frequency of holding a say-on-pay vote will occur no later than the 2020 annual meeting of stockholders.
We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This non-binding advisory vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.
The affirmative vote of a majority of the votes cast at the Annual Meeting for the adoption of this resolution is required to approve the compensation of the named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS RESOLUTION.

STOCK OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of March 9, 2018, in each case including shares of common stock which such persons have a right to acquire within 60 days, by:

•
each person known by the Company to be the beneficial owner of more than 5% of its outstanding shares of its common stock based solely upon the amounts and percentages contained in the public filings of such persons;

•	each of the Company’s executive officers and directors; and

•	all of the Company’s executive officers and directors as a group.

	Percentage of Common Stock
Name of Beneficial Owner	Shares Owned (1)	Percentage (2)
The Vanguard Group(3)	156,350,087	15.7%
Blackrock, Inc.(4)	69,511,476	7.0%
FMR LLC(5)	74,069,496	7.4%

Directors and Executive Officers(6)
Hugh R. Frater(7)	109,486	*
David B. Henry(8)	34,435	*
Mary Hogan Preusse(9)	15,811	*
Richard J. Lieb(10)	15,811	*
Mark S. Ordan(11)	37,272	*
Eugene A. Pinover(12)	66,777	*
Julie G. Richardson(13)	94,116	*
Glenn J. Rufrano(14)	542,158	*
Michael J. Bartolotta	108,695	*
Lauren Goldberg	55,238	*
Paul H. McDowell(15)	83,357	*
Thomas W. Roberts(16)	257,330	*
All directors and executive officers as a group	1,420,486	*
(12 persons)
__________________________
* Represents less than 1% of the shares of the Company’s common stock outstanding.

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of the Company’s common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

(2)
Based on 994,772,159 shares of common stock outstanding as of March 9, 2018, including 257,008 deferred stock units that are immediately vested upon grant but generally will be settled either on the earlier of the date on which the director separates from the Company, dies or the third anniversary of the grant date, or if granted pursuant to the Deferred Compensation Plan, on the date the director separates from the Company (or upon a change of control or death), and 23,748,347 OP Units that are exchangeable into shares of the Company’s common stock. OP Units are exchangeable, except under certain limited circumstances, beginning one year from the date of issuance. Holders of the deferred stock units and OP Units are not entitled to voting rights.

(3)
This amount includes 65,594,594 shares of common stock beneficially owned by the Vanguard Specialized Funds - Vanguard REIT Index Fund (the “Index Fund”). The Vanguard Group has sole voting power with respect to 1,877,337 shares, shared voting power with respect to 1,380,163 shares, sole dispositive power with respect to 154,306,982 shares and shared dispositive power with respect to 2,043,105 shares. The Index Fund has sole voting power with respect to 65,594,594 shares and no shared voting power and no sole or shared dispositive power with respect to any shares. The information with respect to The Vanguard Group is based on the Schedule 13G/A filed with the SEC on February 9, 2018 and the information with respect to the Index Fund is based solely upon information filed separately by the Index Fund with the SEC on Schedule 13G/A on February 2, 2018. The address for The Vanguard Group and the Index Fund is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
BlackRock, Inc. has sole voting power with respect to 74,227,640 shares, has sole dispositive power with respect to 81,356,788 shares and has no shared voting or dispositive power. The information with respect to BlackRock, Inc. is based solely on the Schedule 13G/A filed with the SEC on January 23, 2018. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York, 10055.

(5)
FMR LLC has sole voting power with respect to 28,294,382 shares, sole dispositive power with respect to 74,069,496 shares, and has no shared voting power and has no shared dispositive power with respect to any shares. The information with respect to the holdings of FMR LLC is based solely on the Schedule 13G/A filed with the SEC on February 13, 2018. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(6)	The address for each of the directors and executive officers is c/o VEREIT, Inc., 2325 E. Camelback Road, Suite 1100, Phoenix, Arizona 85016.

(7)
Includes 37,486 deferred stock units issued in connection with such individual’s service as a member of the Board and 72,000 shares held in a revocable trust of which Mr. Frater and his wife are trustees.

(8)	Includes 34,435 deferred stock units issued in connection with such individual’s service as a member of the Board.

(9)	Includes 15,811 deferred stock units issued in connection with such individual’s service as a member of the Board.

(10)	Includes 15,811 deferred stock units issued in connection with such individual’s service as a member of the Board.

(11)	Includes 37,272 deferred stock units issued in connection with such individual’s service as a member of the Board.

(12)	Includes 54,477 deferred stock units issued in connection with such individual’s service as a member of the Board.

(13)
Includes 17,400 aggregate shares of the Company’s common stock which were purchased in three separate tranches of 5,800 shares for three separate trusts of which Ms. Richardson is the trustee. Each trust benefits a separate child of Ms. Richardson. Also includes 61,716 deferred stock units issued in connection with such individual’s service as a member of the Board.

(14)	Includes 113,785 time-based restricted stock units that are scheduled to vest on April 1, 2018.

(15)	Includes 3,413 time-based restricted stock units that are scheduled to vest on April 1, 2018.

(16)	Includes 11,378 time-based restricted stock units that are scheduled to vest on April 1, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the year ended December 31, 2017, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Sale of Cole Capital and Transition Services
On November 13, 2017, the Operating Partnership entered into a Purchase and Sale Agreement (as amended by that certain First Amendment to the Purchase and Sale Agreement, dated as of February 1, 2018, the “Purchase and Sale Agreement”) with CCA Acquisition, LLC (the “Cole Purchaser”), an affiliate of CIM Group, LLC (“CIM”). Under the terms of the Purchase and Sale Agreement, the Operating Partnership agreed to sell to the Cole Purchaser all of the issued and outstanding shares of common stock of Cole Capital Advisors, Inc. (“CCA”), the Operating Partnership’s subsidiary that sponsors and manages non-listed real estate investment trusts, and certain of CCA’s subsidiaries. The sale closed (the “Cole Capital Closing Date”) on February 1, 2018 for total consideration of approximately $120.0 million paid in cash at closing.

On the Cole Capital Closing Date, the Operating Partnership entered into a services agreement (the “Services Agreement”) with Cole Capital pursuant to which it will continue to provide certain services to Cole Capital and its subsidiaries and to the Cole REITs, including operational real estate support. The Operating Partnership will continue to provide such services through March 31, 2019 (or, if later, the date of the last government filing other than a tax filing made by any of the Cole REITs with respect to its 2018 fiscal year) and will provide consulting and research services through December 31, 2023, as requested by Cole Capital. Under the terms of the Services Agreement, the Operating Partnership will be entitled to receive reimbursement for certain of the services provided and fees based on the future revenues of Cole Capital above a specified dollar threshold (the “Net Revenue Payments”), up to an aggregate of $80.0 million in Net Revenue Payments.

Former Related Party Transactions with the Cole REITs in the Ordinary Course of Cole Capital’s Business
During 2017 and through the closing date of the sale of Cole Capital, the Company (through its former Cole Capital segment) was contractually responsible for managing the Cole REITs’ affairs on a day-to-day basis, raising capital for the Cole REITs in offering, identifying and making acquisitions and investments on the Cole REITs’ behalf and recommending to each of the Cole REIT’s respective board of directors an approach for providing investors with liquidity. The Company’s former subsidiary, Cole Capital, served as the dealer manager and distributed the shares of common stock for certain of the Cole REITs, advised them regarding offerings, managed relationships with participating broker-dealers and financial advisors, and provided assistance in connection with compliance matters relating to the offerings. Cole Capital received compensation and reimbursement for services relating to the Cole REITs’ offerings and the investment, management, financing and disposition of their respective assets, as applicable. Cole Capital also developed new REIT offerings and assisted in obtaining regulatory approvals from the SEC, the Financial Industry Regulatory Authority, Inc. and various blue sky jurisdictions for such offerings.
Information contained herein in respect to the Cole REITs is presented through December 31, 2017.
Advisory Agreements
The Company, through directly or indirectly controlled affiliate entities, was a party to advisory agreements with the Cole REITs during the year ended December 31, 2017. The Company earned fees related to the acquisition, development or construction of properties on behalf certain of the Cole REITs pursuant to these advisory agreements. The Company was reimbursed for acquisition expenses incurred in the process of acquiring properties up to certain limits provided in each of the Cole REIT’s respective advisory agreement. The Company was not reimbursed for personnel costs in connection with services for which it received acquisition fees or real estate commissions. The Company was eligible to receive disposition fees related to the sale of one or more properties, including those held indirectly through joint ventures, on behalf of a Cole REIT and other affiliates; however, during the year ended December 31, 2017, the Company did not earn any such fees.
In addition, the Company earned advisory and asset and property management fees from certain of the Cole REITs. The Company may also have been reimbursed for expenses incurred in providing advisory and asset and property management services, subject to certain limitations. In addition, the Company was eligible to earn a performance fee relating to INAV for any year in which the total return on stockholders’ capital exceeded 6% per annum on a calendar year basis which for the year ended December 31, 2017, was approximately $0.6 million. The Company recorded fees and expense reimbursements as shown in the table below for services provided to the Cole REITs and joint ventures during the year ended December 31, 2017 (in thousands):

	Year Ended December 31, 2017
	CCPT IV	CCPT V	CCIT II	CCIT III	INAV	Joint Ventures	Total
Transaction service fees and reimbursements
Acquisition fees	$6,015	$2,625	$2,076	$333	$—	$—	$11,049
Financing coordination fees	—	—	—	100	—	—	100
Disposition fees	—	—	—	—	—	—	—
Reimbursement revenues	391	654	112	73	1,550	—	2,780
Total transaction service fees and reimbursements	6,406	3,279	2,188	506	1,550	—	13,929

Management fees and reimbursements
Asset and property management fees and leasing fees	—	—	—	—	—	220	220
Advisory and performance fee revenue	39,053	4,543	9,690	265	4,214	—	57,765
Reimbursement revenues	9,547	2,981	2,098	707	3,116	—	18,449
Total management fees and reimbursements	48,600	7,524	11,788	972	7,330	220	76,434
Total transaction service and management fees and reimbursements	$55,006	$10,803	$13,976	$1,478	$8,880	$220	$90,363
Dealer Manager Agreements
Cole Capital Corporation, a former indirectly-controlled affiliate of the Company, generally received selling commissions of up to 7.0% and 3.0% of gross offering proceeds related to the sale of Class A Shares and Class T Shares, respectively, of CCIT III and CCPT V common stock in their primary offerings, before reallowance of selling commissions earned by participating broker-dealers. In 2017, the Company reallowed 100% of selling commissions earned to participating broker-dealers. In addition, the Company generally received 2.0% of gross offering proceeds in the primary offerings for both Class A Shares and Class T Shares, before reallowance to participating broker-dealers, as a dealer manager fee in connection with the sale of CCIT III and CCPT V shares of common stock. The Company, in its sole discretion, reallowed all or a portion of its dealer manager fee to such participating broker-dealers as a marketing and due diligence expense reimbursement, based on factors such as the volume of shares sold by such participating broker-dealers and the amount of marketing support provided by such participating broker-dealers. No selling commissions or dealer manager fees were paid to the Company or other broker-dealers with respect to shares sold under the respective Cole REIT’s distribution reinvestment plan, under which the stockholders elected to have distributions reinvested in additional shares.
Cole Capital Corporation also generally received an annual distribution and stockholder servicing fee of up to 1.0% of the per share net asset value (“NAV”) for CCIT III and CCPT V Class T Shares. The distribution and stockholder servicing fees were accrued daily in the amount of 1/365th of a percentage of the estimated per share NAV and payable monthly in arrears. The maximum amount of the distribution and stockholder servicing fee with respect to sales of Class T shares was 4.0% of the gross offering proceeds for CCIT III and CCPT V. The Company, in its sole discretion, reallowed all or a portion of its distribution and stockholder servicing fees to participating broker-dealers as a marketing and due diligence expense reimbursement. No distribution and stockholder servicing fees were paid to the Company or other broker-dealers with respect to shares sold under the respective Cole REIT’s distribution reinvestment plan.
In connection with the sale of INAV shares of common stock, the Company received an asset-based dealer manager fee payable in arrears on a monthly basis and accrued daily in an amount equal to (i) 1/365th of 0.55% of the NAV for Wrap Class shares of common stock (“W Shares”) for such day, (ii) 1/365th of 0.55% of the NAV for Advisor Class shares of common stock (“A Shares”) for such day and (iii) 1/365th of 0.25% of the NAV for Institutional Class shares of common stock (“I Shares”) for such day. The

Company, in its sole discretion, reallowed a portion of its dealer manager fee received on W Shares, A Shares and I Shares to participating broker-dealers. In addition, the Company received a selling commission on A Shares sold in the primary offering of up to 3.75% of the offering price per share for A Shares. The Company reallowed 100% of selling commissions earned to participating broker-dealers. The Company also received an asset-based distribution fee for A Shares that was payable in arrears on a monthly basis and accrues daily in an amount equal to 1/365th of 0.50% of the NAV for A Shares for such day. The Company, in its sole discretion, reallowed a portion of the distribution fee to participating broker-dealers. No selling commissions were paid to the Company or other broker-dealers with respect to W Shares or I Shares or on shares of any class of INAV common stock sold pursuant to INAV’s distribution reinvestment plan, under which the stockholders elected to have distributions reinvested in additional shares, and no distribution fees were paid to the Company or other broker-dealers with respect to W Shares or I Shares.
All other organization and offering expenses associated with the sale of the Cole REITs’ common stock were paid for in advance by the Company and subject to reimbursement by the Cole REITs, up to certain limits in accordance with their respective advisory agreements and charters. As these costs were incurred, they were recorded as reimbursement revenue, up to the respective limit. Expenses paid on behalf of the Cole REITs in excess of these limits that were expected to be collected based on future estimated offering proceeds were recorded as program development costs. The Company assessed the collectability of the program development costs, considering the offering period and historical and forecasted sales of shares under the Cole REITs’ respective offerings and reserves for any balances considered not collectible. As of December 31, 2017, the Company had organization and offering costs of $3.3 million, which were net of reserves of $7.6 million.
The table below reflects the gross offering-related fees and reimbursements from the Cole REITs for the year ended December 31, 2017 (in thousands).

	Year Ended December 31, 2017
	CCPT V	CCIT II	CCIT III	INAV	Total
Offering-related fees and reimbursements
Selling commissions (1)	$3,994	$—	$805	$2,947	$7,746
Dealer manager and distribution fee revenue (2)	1,748	198	353	2,722	5,021
Reimbursement revenue	1,764	—	172	1,393	3,329
Total offering-related fees and reimbursements	$7,506	$198	$1,330	$7,062	$16,096
__________________________

(1)	The Company reallowed 100% of selling commissions to participating broker-dealers.

(2)
During the year ended December 31, 2017, the Company reallowed $2.1 million of dealer manager fees and/or distribution and stockholder servicing fees to participating broker-dealers as a marketing and due diligence expense reimbursement.

Due to Affiliates

As of December 31, 2017, $66,000 was due from the Company to the Cole REITs.
Due from Affiliates
As of December 31, 2017, $4.4 million was expected to be collected from affiliates, excluding any outstanding balances from a line of credit with one of the Cole REITs, related to services provided by the Company and expenses subject to reimbursement by the Cole REITs in accordance with their respective advisory and property management agreements. These amounts remain outstanding as of December 31, 2017, and will be settled with the respective Cole REIT as they were not transferred pursuant to the Purchase and Sale Agreement.
On September 23, 2016, the Company entered into a $30.0 million revolving line of credit (the “Subordinate Promissory Note”) with Cole Corporate Income Operating Partnership III, LP (“CCI III OP”), the operating partnership of CCIT III (the “Subordinate Promissory Note Agreement”). The Subordinate Promissory Note bears interest at variable interest rates of one-month LIBOR plus the Credit Facility Margin (as defined in the Subordinate Promissory Note Agreement), which ranges from 2.20% to 2.75%, plus 1.75% and originally matured on September 22, 2017. On March 28, 2017, CCI III OP entered into a modification agreement which extended the maturity date of the Subordinate Promissory Note from September 22, 2017 to September 30, 2018. As of December 31, 2017, the Subordinate Promissory Note had an interest rate of 5.6% and $1.6 million was outstanding. The Subordinate Promissory Note was not transferred pursuant to the Purchase and Sale Agreement.

Certain Conflict Resolution Procedures
Related Person Transaction Approval Policy
The Board has adopted a Related Person Transaction Approval Policy for the review, approval or ratification of any related person transactions. This policy delegates to the Nominating and Corporate Governance Committee to review such transactions and to take any actions as it may deem appropriate. Under the policy, each director, nominee for director or executive officer is responsible for providing prompt written notice to the committee of any potential related person transaction of which he or she is aware and regardless of the dollar amount involved or whether it involves the individual directly, his or her immediate family or any other director, nominee for director or executive officer. The Nominating and Corporate Governance Committee may consider all facts and circumstances it deems appropriate in reviewing or approving a related person transaction, including among other factors the related person’s interest in the transaction, the business purpose and reasonableness of the transaction, whether the transaction is on terms no less favorable than terms generally available to unaffiliated third parties, and the materiality of the transaction to the related person and the Company.

Operating Partnership
We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interest, and the limited partners of the Operating Partnership have agreed that in the event of a conflict between the duties owed by our directors to the Company and the Company’s duties, in its capacity as the general partner of the Operating Partnership, to such limited partners, we are under no obligation to give priority to the interests of such limited partners.
Post-Closing Real Estate Allocation Policy with the Cole REITs
Cole Capital manages five Cole REITs which have characteristics, including targeted investment types, and investment objectives and criteria substantially similar to our own. As a result, during 2017 we sought, and in 2018 pursuant to the services the Company has agreed to provide under the Services Agreement we may be seeking, to acquire properties and real estate-related investments at the same time as the Cole REITs. In addition, our Chief Executive Officer is also a director of certain of the Cole REITs and, as such, he will have duties to us as well as to the Cole REITs. During the initial services term of the Services Agreement, property acquisition opportunities will be allocated among us and the real estate programs sponsored by Cole Capital pursuant to an asset allocation policy and in accordance with the terms of the Services Agreement. During this period, in the event that an investment opportunity has been identified that may be suitable for more than one of us or one or more other programs sponsored by Cole Capital and for which more than one of such entities has sufficient uninvested funds, then an allocation committee, which is comprised of employees of the Company and employees of CIM, Cole Capital or their respective affiliates, will examine the following factors, among others, in determining the entity for which the investment opportunity is most appropriate:

•	the investment objective of each entity;

•	the anticipated operating cash flows of each entity and the cash requirements of each entity;

•	the effect of the acquisition both on diversification of each entity’s investments by type of property, geographic area and tenant concentration;

•	the amount of funds available to each entity and the length of time such funds have been available for investment;

•	the policy of each entity relating to leverage of properties;

•	the income tax effects of the purchase to each entity; and

•	the size of the investment.

If, in the judgment of the allocation committee, the investment opportunity may be equally appropriate for more than one program, then the entity that has had the longest period of time elapse since it was allocated an investment opportunity of a similar size and type (e.g., office, industrial, retail properties or anchored shopping centers) will be allocated such investment opportunity. If a subsequent development, such as a delay in the closing of the acquisition or a delay in the construction of a property, causes any such investment, in the opinion of the allocation committee, to be more appropriate for an entity other than the entity that committed to make the investment, the allocation committee may determine that the Company or a program sponsored by Cole Capital will make the investment.

For programs sponsored by Cole Capital that commenced operations on or after March 5, 2013, the Company retains a right of first refusal for all opportunities to acquire real estate and real estate-related assets or portfolios with a purchase price greater than $100 million. This right of first refusal applies to CCIT II, CCIT III and CCPT V, but does not apply to CCPT IV or INAV.

There can be no assurance that these policies will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that is favorable to us.

OTHER MATTERS PRESENTED FOR ACTION AT THE 2018 ANNUAL MEETING
Our Board of Directors does not intend to present for consideration at the Annual Meeting any matter other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented for consideration at the meeting, the persons named in the proxy will vote thereon pursuant to the discretionary authority conferred by the proxy.
ATTENDANCE AT THE 2018 ANNUAL MEETING
All stockholders of record of shares of the Company’s common stock at the close of business on the record date, or their designated proxies, are authorized to attend the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, bank or similar organization, you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other record holder, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the Annual Meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.
STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING
Stockholder Proposals in Next Year’s Proxy Statement
Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when it holds an annual or special meeting of stockholders. Under Rule 14a-8, in order for a stockholder proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2019 annual stockholders’ meeting, the proposal must be received at our principal executive offices no later than 5:00 p.m., Eastern Time, on the date which is 120 days prior to the anniversary of the date of this proxy statement (or November 21, 2018). We will not be required to include in our proxy statement and proxy card any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Maryland corporate law.
In order for an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2019 annual stockholders’ meeting pursuant to the proxy access provision of our Bylaws, notice of such nomination and other required information must be received at our principal executive offices on or before November 21, 2018. In the event that the 2019 annual stockholders’ meeting is scheduled to be held on a date more than 30 days before or more than 60 days after May 3, 2019 (or before April 3, 2019 or after July 2, 2019), our Bylaws state that such notice and other required information must be received at our principal executive offices not later than the close of business on the later of (x) the 150th day prior to the scheduled date of the 2019 annual stockholders’ meeting or (y) the tenth day following the day on which we first make a public announcement of the date of the 2019 annual stockholders’ meeting. In no event, shall the adjournment, postponement, or rescheduling of any previously scheduled meeting of stockholders, or the public announcement thereof, commence a new time period for giving notice.
In addition, our Bylaws require the eligible stockholder or group of stockholders to update and supplement such information (or provide notice stating that there are no updates or supplements) as of specified dates. Notices and other required information must be received by our Secretary at our principal executive office, which is currently VEREIT, Inc., 2325 E. Camelback Road, Suite 1100, Phoenix, Arizona 85016, Attention: Lauren Goldberg.
Stockholder Proposals and Nominations for Directors to be Presented at the 2019 Annual Meeting
For any proposal that is not submitted for inclusion in our proxy material for the 2019 annual stockholders’ meeting but is instead sought to be presented directly at that meeting, the Bylaws permit such a presentation if (1) our Secretary receives written notice of the proposal at our principal executive offices not earlier than 5:00 p.m., Eastern Time, on October 22, 2018 nor later than 5:00 p.m., Eastern Time, on November 21, 2018 and (2) it meets the requirements of the Bylaws and the SEC for submittal. In the event that the date of the 2019 annual stockholders’ meeting is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s Annual Meeting, notice by the stockholder to be timely must be delivered not earlier than 5:00 p.m., Eastern time, on the 150th day prior to the date of the meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the meeting, as originally convened, or the 10th day following the day on which public announcement of the date of the meeting is first made. In no event, shall the public announcement of a postponement or adjournment of an annual meeting of stockholders commence a new time period for giving notice.
All nominations must also comply with our charter. All proposals should be sent via registered, certified or express mail to our Secretary at our principal executive office, which is currently: VEREIT, Inc., 2325 E. Camelback Road, Suite 1100, Phoenix, Arizona 85016, Attention: Lauren Goldberg.

VEREIT

VEREIT, INC.
2325 EAST CAMELBACK ROAD
SUITE 1100
PHOENIX, AZ 85016

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E37979-P03197

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VEREIT, INC.

The Board of Directors recommends you vote FOR each of the following director nominees:

Nominees:	For	Against	Abstain
1a. Glenn J. Rufrano	☐	☐	☐
1b. Hugh R. Frater	☐	☐	☐
1c. David B. Henry	☐	☐	☐
1d. Mary Hogan Preusse	☐	☐	☐
1e. Richard J. Lieb	☐	☐	☐
1f. Mark S. Ordan	☐	☐	☐
1g. Eugene A. Pinover	☐	☐	☐
1h. Julie G. Richardson	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals 2 and 3:	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.	☐	☐	☐
3. To adopt a non-binding advisory resolution approving the compensation for our named executive officers as described in the Company's definitive proxy statement.	☐	☐	☐

NOTE: Other business may come before the Annual Meeting and any other adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:
Notice, Proxy Statement and 2017 Annual Report are available at www.proxyvote.com.

E37980-P03197

VEREIT, INC.
Annual Meeting of Stockholders
May 3, 2018, 8:30 AM local time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Lauren Goldberg, Bianca Martinez and Justin Shuler, or one of them, and each of them, with full power of substitution and revocation, to act as attorneys and proxies for the undersigned to attend the Annual Meeting of Stockholders of VEREIT, Inc. (the "Company"), to be held at 2325 E. Camelback Road, Phoenix, AZ 85016, at 8:30 a.m. local time on Thursday, May 3, 2018, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned at the Annual Meeting with all powers possessed by the undersigned if personally present at the Annual Meeting. The undersigned acknowledges receipt from the Company prior to the execution of the proxy of a Notice of Annual Meeting of Stockholders and a Proxy Statement, the terms of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED HEREIN. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSAL 2 AND PROPOSAL 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter, including a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies, that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side